UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Filed by a party other than the Registrant ☐

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Pool Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2024 Annual Meeting
and Proxy Statement

Wednesday, May 1, 2024
9:00 a.m. Eastern Time

Online at
www.virtualshareholdermeeting.com/POOL2024

Dear Fellow Shareholder,

I am pleased to invite you to attend our 2024 annual meeting of stockholders (the Annual Meeting) on Wednesday, May 1, 2024, at 9:00 a.m. Eastern Time. The Annual Meeting will be held in a virtual-only format, via live webcast, and there will not be a physical meeting location. You will be able to virtually attend the Annual Meeting, vote and submit your questions by following the instructions in the accompanying proxy materials.

Your vote is important to us. The accompanying Annual Notice of Meeting and Proxy Statement describe the matters being voted on and contain other information relating to Pool Corporation. Please read these materials carefully. Whether or not you plan to virtually attend the meeting, please ensure that your shares are represented by giving us your proxy. You can do so by telephone, by internet or by signing and dating the enclosed proxy form and returning it promptly by mail.

We value your investment in Pool Corporation, and we look forward to your participation in the Annual Meeting.

Sincerely,
Peter D. Arvan
President, Chief Executive Officer and Director

POOL CORPORATION
_____________________
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Pool Corporation (the Company, we, us or our) cordially invites you to virtually attend its 2024 annual meeting of stockholders (the Annual Meeting) on Wednesday, May 1, 2024, at 9:00 a.m. Eastern Time. The Annual Meeting will be held in a virtual meeting format only. You will not be able to physically attend the Annual Meeting. You will be able to virtually attend the Annual Meeting, vote and submit your questions by visiting www.virtualshareholdermeeting.com/POOL2024, entering the 16-digit control number included on your proxy card and following the instructions for participation and voting.

At the Annual Meeting, you will be asked to:
1.elect the eight director nominees named in our attached Proxy Statement, each to serve a one-year term or until their successors have been elected and qualified;
2.ratify the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2024 fiscal year; and
3.cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in our attached Proxy Statement (the say-on-pay vote).

Stockholders will consider any other business which may properly come before the Annual Meeting. The accompanying Proxy Statement describes the matters being voted on and contains other information relating to Pool Corporation. Please read it carefully.

The Board of Directors has set Thursday, March 14, 2024, as the record date for the Annual Meeting. If you owned shares of the Company’s common stock at the close of business on that date, you are entitled to receive this notice and to vote on the matters to be brought before the Annual Meeting or any adjournments or postponements thereof.

By Order of the Board of Directors,
Jennifer M. Neil
Corporate Secretary
Covington, Louisiana
March 28, 2024

Every stockholder’s vote is important. Please sign, date and return the enclosed proxy card, or authorize your proxy by telephone or via the internet as instructed on the proxy card, whether or not you plan to attend the Annual Meeting. See “Frequently Asked Questions Regarding Attendance and Voting” for information about voting by telephone or internet.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on May 1, 2024:
The Company’s 2024 Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2023 are available at http://ir.poolcorp.com/proxy-statements-annual-reports.

POOL CORPORATION

We include website addresses throughout this Proxy Statement for reference only. The information contained or referenced on our website and other websites mentioned in this Proxy Statement are not a part of this Proxy Statement and are not deemed incorporated by reference into this Proxy Statement or any other public filing made with the Securities and Exchange Commission (SEC).

Except for historical and factual information contained herein, matters set forth in our 2024 proxy materials identified by words such as “expects,” “believes,” “will” and similar expressions are forward-looking statements as defined by the federal securities laws and are subject to the “safe harbor” protection thereunder. Actual events and results may differ materially from those anticipated by us in those statements due to several factors, including those disclosed in our other filings with the SEC. We may change our intentions or plans discussed in our forward-looking statements without notice at any time and for any reason.

POOL CORPORATION

109 Northpark Boulevard
Covington, Louisiana 70433

PROXY STATEMENT

Frequently Asked Questions Regarding Attendance and Voting
Q: Why did I receive this proxy statement?
A: We are sending this proxy statement to you because our Board of Directors (the Board) is soliciting your proxy to vote your shares at our 2024 annual meeting of stockholders (the Annual Meeting). This proxy statement summarizes information you need to vote at the Annual Meeting to be held on Wednesday, May 1, 2024, at 9:00 a.m. Eastern Time via live webcast on the internet, and any adjournment or postponement of the meeting. This proxy statement is being sent to record date stockholders on or about March 28, 2024.
Q: Who may vote and how many shares must be represented to hold the Annual Meeting?
A: Only stockholders of record at the close of business on March 14, 2024, may vote. As of that date, there were 38,485,624 shares of our Common Stock outstanding. The holders of a majority of those shares will constitute a quorum, which is necessary to conduct the business of the Annual Meeting. This means at least a majority of the outstanding shares eligible to vote must be represented at the Annual Meeting either in person or by proxy. If you submit your proxy or if you attend the Annual Meeting in person, your shares will be counted for the purpose of determining a quorum, even if you abstain from voting on some or all matters introduced at the Annual Meeting. Also, if you beneficially hold your shares in “street name,” your shares will be counted in determining a quorum if your bank, broker or other holder of record votes your shares on any matter.
Q: How many votes do I have?
A: With respect to the election of directors, each stockholder is entitled to one vote for every share of common stock, $0.001 par value (Common Stock) owned on the record date for each position to be filled. For each other matter, each stockholder is entitled to one vote per share.
Q: When and where will the Annual Meeting be held?
A: The Annual Meeting will be held in a virtual meeting format only on Wednesday, May 1, 2024, at 9:00 a.m. Eastern Time via live webcast on the internet, accessible at www.virtualshareholdermeeting.com/POOL2024. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
Q: What proposals will be voted on at the Annual Meeting?
A: At the Annual Meeting, you will be asked to:
(1)elect the eight director nominees named in this Proxy Statement to the Board of Directors, each to serve a one-year term or until their successors have been elected and qualified;
(2)ratify the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2024 fiscal year; and
(3)cast a non-binding advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (the say-on-pay vote).

Stockholders will consider any other business which may properly come before the Annual Meeting. The Board does not know of any additional matters to be presented at our Annual Meeting other than those described in this Proxy Statement.
Q: How does the Board recommend that I vote?
A: The Board unanimously recommends that you vote your shares FOR the election of each of the director nominees and FOR proposals 2 and 3 described above.

Q: How can I vote my shares without attending the Annual Meeting?
A: The answer depends on whether you hold shares directly in your name (holder of record), or through a bank, broker, trustee or other holder of record (beneficial owner).
•Holder of record. You are the holder of record if your shares are registered in your name with our registrar, Computershare Trust Company, N.A. In this case, we sent these proxy materials directly to you. You may vote your shares electronically during the Annual Meeting, or you may grant us your proxy to vote your shares by using the enclosed proxy card or by telephone or the internet. The proxy card provides voting instructions.
•Beneficial owner. You are the beneficial owner if you hold your shares indirectly through a bank, broker, trustee or other holder of record. (Beneficial owners holding their shares at a bank or through a brokerage account are sometimes called “street name” holders.) In this case, we sent these proxy materials to the holder of record, and they were forwarded to you with a voting instruction card. As the shares’ beneficial owner, you may direct your bank, broker, trustee or other holder of record how to vote, and you are also invited to attend the meeting. Please refer to the information provided by your bank, broker, trustee or other holder of record for further information on how to virtually attend the Annual Meeting, vote and submit questions.
Q: Will I be able to participate in the virtual Annual Meeting in the same way that I would be able to participate in an in-person meeting?
A: Yes. For the convenience of our stockholders and employees, our Board has determined to hold the Annual Meeting solely by means of remote communication via live webcast on the internet. This is often referred to as a “virtual annual meeting.” The virtual stockholder meeting webcast, hosted by Broadridge, allows all stockholders to join the meeting, regardless of location. We have taken steps to ensure that the format of the virtual Annual Meeting affords stockholders a similar experience and opportunities to participate as they would at an in-person meeting. You can access the rules of conduct for the meeting on the meeting website at www.virtualshareholdermeeting.com/POOL2024.
You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number found on your proxy card or voting instruction form. Questions may also be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/POOL2024. Subject to our rules of conduct for the meeting, we will respond to as many inquiries at the Annual Meeting as time allows. Off-topic, personal or other inappropriate questions will not be answered.
Q: How can I vote my shares in person and participate in the Annual Meeting?
A: You may attend the virtual Annual Meeting if you are a stockholder of record at the close of business on March 14, 2024, the record date. You will be able to attend the Annual Meeting, vote and submit your questions by visiting www.virtualshareholdermeeting.com/POOL2024. Please enter the 16-digit control number included on your proxy card and follow the instructions for participation and voting.
If you are the beneficial owner, you may also vote electronically at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee. However, even if you plan to virtually attend the Annual Meeting, we recommend that you vote your shares in advance, so that your vote will be counted if you are unable to attend the Annual Meeting.
Q: What if I have technical difficulties during the check-in time or during the Annual Meeting?
A: If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the login page at www.virtualshareholdermeeting.com/POOL2024. Please be sure to check in by 8:45 a.m. Eastern Time on Wednesday, May 1, 2024, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live webcast begins.
Q: Could other matters be decided at the Annual Meeting?
A: We are not aware of any matters to be presented other than those described in this Proxy Statement. By signing and returning a proxy card, however, you will give to the persons named as proxies discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, including any adjournment or postponement thereof, and they intend to vote on any such matter as recommended by the Board.
Q: What if I do not indicate my voting instructions for one or more of the matters on my proxy card?
A: If you execute and return your proxy but do not give voting instructions, your shares will be voted as recommended by the Board. This means that unless your proxy is otherwise marked, properly executed proxies will be voted FOR the election of each of the director nominees and FOR proposals 2 and 3 (the ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2024 and the say-on-pay vote).

Q: What happens if I do not return my proxy? What is discretionary voting authority, and what is a broker non-vote?
A: If you are a holder of record and do not return a proxy, your shares will not be voted.
If you are a beneficial owner, you are entitled to give voting instructions to your bank, broker or other holder of record, and they must vote your shares according to your timely-submitted and properly completed instructions. If you do not properly or timely provide instructions, then brokers generally have discretionary authority to vote on “routine” matters but not on “non-routine” matters. A “broker non-vote” occurs when a beneficial owner does not give voting instructions to the bank, broker or other holder of record on matters deemed “non-routine.” Broker non-votes are treated as (i) present for purposes of determining the existence of a quorum at the Annual Meeting and (ii) not cast with respect to any other matter submitted to a vote.
Proposal 2, the ratification of the retention of our independent registered public accounting firm, is the only matter to be brought before the Annual Meeting that is considered routine, and thereby is the only matter upon which your broker or other nominee has discretionary authority to vote if you do not provide voting instructions. The remaining proposals listed in this Proxy Statement (the election of directors and the say-on-pay vote) are considered non-routine matters. For both of these matters, the failure of beneficial holders to timely submit voting instructions will result in a broker non-vote.
Q: What are the voting options and the vote required to approve each proposal? What are the effects of abstentions and broker non-votes?

Proposal	Voting Options	Vote Required to Approve the Proposal (1)	Effect of Abstentions	Effect of Broker Non-Votes
No. 1 - Elect the eight director nominees named in this Proxy Statement	You may vote for or against each director nominee, or you may abstain.
To be elected, each director nominee must receive an affirmative vote of the majority of votes cast. This means that the votes cast “for” a nominee’s election must exceed the votes cast “against” the nominee. (2)
			No effect because only votes cast are considered	No effect because only votes cast are considered

No. 2 - Ratify retention of independent registered public accounting firm for 2024	You may vote for or against the proposal, or you may abstain.	This proposal must receive an affirmative vote of the majority of the shares of Common Stock present in person or by proxy and entitled to vote.	Treated as votes against	Brokers have discretionary authority to vote on this proposal, so there should be no broker non-votes on this item.

No. 3 - Say-on-pay vote	You may vote for or against the proposal, or you may abstain.	This proposal must receive an affirmative vote of the majority of the shares of Common Stock present in person or by proxy and entitled to vote.	Treated as votes against	No effect because shares are not entitled to be voted
(1) Under our Bylaws, each matter, other than the election of directors, requires the affirmative vote of the holders of a majority of the shares of our Common Stock present in person or by proxy and entitled to vote on such matter, except as otherwise provided by law, our Certificate of Incorporation, or our Bylaws.

(2) This is the voting standard applicable to the Annual Meeting’s uncontested election of directors. In contested elections (where the number of director nominees exceeds the number of directors to be elected), our directors would instead be elected by a plurality of shares of our Common Stock voted.

Q: Can I change or revoke my proxy?
A: Yes. If you are a record holder, you may change or revoke your proxy at any time before the shares are voted at the Annual Meeting by doing one of the following:
a)timely mail (i) a new properly executed proxy with a later date or (ii) a written revocation addressed to:
Pool Corporation
Jennifer M. Neil, Corporate Secretary
109 Northpark Boulevard
Covington, LA 70433-5001
or
b)virtually attend the Annual Meeting and vote electronically.
Attending the Annual Meeting without voting will not revoke your proxy. If you hold your shares in street name, you may timely submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee.
Q: Why did I receive more than one set of proxy materials?
A: Receiving more than one set of proxy materials generally means you have shares held in different names or different accounts. It’s important that you respond to all the proxy solicitation requests to ensure that all of your shares are voted.
Q: Who will pay the expenses incurred in connection with the solicitation of my vote?
A: We pay the cost of preparing proxy materials and soliciting your vote. We will, upon request, reimburse brokers and other nominees for the cost of mailing materials to beneficial owners. Some of our employees, who will receive no additional compensation, may solicit proxies by telephone or electronic mail. We also pay all Annual Meeting expenses.
Q: Who presides over the Annual Meeting?
A: Our Chairman of the Board will preside over the Annual Meeting. The Chairman will have the power to declare the actions of any stockholder as out of order, and he may also disregard any proposed nomination of a director nominee or any other matter that is not presented in accordance with our Bylaws. In the Chairman’s absence, our chief executive officer, or in his absence any other person designated by the Board or the Chairman, will act as chairman of and preside at the meeting.
Q: What happens if the Annual Meeting is postponed or adjourned?
A: Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned Annual Meeting. You will still be able to change or revoke your proxy at any time until it is voted.
Q: Who counts the votes?
A: Broadridge Financial Solutions tabulates the votes.

Election of Directors
(Proposal 1)

General

Our Bylaws provide that the size of our Board may be increased or decreased from time to time by resolution of the Board. Currently, the size of the Board is nine members. Following the 2024 Annual Meeting, we expect our Board to consist of eight members.

Board Refreshment

As previously announced, Robert C. Sledd notified the Board that he will retire from service on the Board at the end of his current term and, accordingly, will not stand for re-election at the 2024 Annual Meeting. Mr. Sledd has served as a director since 1996.

Harlan F. Seymour and Timothy M. Graven retired from the Board on May 4, 2023. We added Carlos A. Sabater and James D. Hope as directors during the second half of 2022.

2024 Board Nominees

The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the eight individuals named in this Proxy Statement to serve another one-year term. All of the nominees currently serve as directors and were elected by our stockholders at the 2023 annual meeting of stockholders. Each of the nominees has indicated his or her intention to serve if elected; however, if any director nominee is unable or unwilling to take office at the Annual Meeting, your proxy may be voted in favor of another person or other persons nominated by the Board. If elected, each director nominee will serve a one-year term expiring at our 2025 annual meeting of stockholders or until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

Our Bylaws include a majority voting standard in uncontested director elections. This means that if the number of shares voted against any sitting director is more than the number of shares voted for the election of that director, the director must submit a letter to the Board offering to resign.  The Board, after considering the recommendation of the Nominating and Corporate Governance Committee, must then decide whether to accept, reject or take other action with respect to the resignation within 90 days from certification of the election results.

Board Assessment and Membership Criteria

At least annually, our Nominating and Corporate Governance Committee evaluates the effectiveness of our Board and Board committees and reviews the appropriateness of the composition and size of our Board and Board committees. In connection with identifying, evaluating and considering potential nominees, our Nominating and Corporate Governance Committee looks for candidates with relevant educational, business and industry experience with demonstrated character and judgment, in accordance with the policy set forth in our Corporate Governance Guidelines. Further, the committee seeks to identify individuals with the highest personal and professional ethics, integrity and values, who can commit themselves to representing the long-term interests of our stockholders. Nominees must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Nominees must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on our Board for a meaningful period of time.

In reviewing the composition of our Board and potential nominees, our Nominating and Corporate Governance Committee also considers the director independence and committee requirements of The Nasdaq Stock Market LLC (Nasdaq) listing rules and all legal requirements. Our Board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds, which we believe enhances the quality of the Board’s deliberations and decisions. We provide new directors with orientation materials to familiarize them with our business, operations and strategies to optimize their service as directors.

Our Nominating and Corporate Governance Committee and Board believe the nominees fulfill the criteria described above. In addition, the Board has determined that six of our eight director nominees (including all committee members) are independent under Nasdaq listing rules. All four current members of our Audit Committee are “audit committee financial experts,” as defined by the SEC rules. In addition to reviewing these personal attributes, our Nominating and Corporate Governance Committee and Board have determined that the eight director nominees collectively possess a range of skills and experience suitable for overseeing our operations and industry. We describe these qualifications individually for each nominee below.

Board Diversity

The Board recognizes that its success hinges on its ability to successfully navigate a broad spectrum of challenges. To that end, the Board’s composition and culture are crucial, with diversity and refreshment serving as two fundamental concepts that enhance effective oversight. We are committed to maintaining a balanced and diverse board, with members who bring a variety of skills, expertise, experiences, perspectives, tenures and personal characteristics, including with regard to gender, age, race and ethnicity. We are also committed to a balanced approach to director tenure, allowing the Board to benefit from the knowledge and experience of longer-serving directors as well as fresh perspectives from newer directors. Reflecting this commitment, the Board has welcomed four new independent directors since 2018, three of whom are female or ethnically diverse. Also in the vein of refreshment, the Board has overseen important leadership transitions as several directors have assumed new committee chair roles.

As noted in the table below, we are in compliance with Nasdaq Rule 5605(f), which requires companies to have at least two diverse board members. This table provides certain highlights of the composition of our Board members as of March 14, 2024. Each of the categories listed in the table below reflects the meanings in Nasdaq Rule 5605(f). To see our Board Diversity Matrix as of March 15, 2023, please see our proxy statement filed with the SEC on March 29, 2023.

Board Diversity Matrix (as of March 14, 2024)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	—	—
Part II: Demographic Background
Number of Directors Who Identify in Any of the Categories Below:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	2	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Information about our Director Nominees

Below is biographical information about each of our director nominees, including information regarding tenure as a director, business experience and qualifications, education and other company directorships.  The summaries are not comprehensive, but describe the primary experiences, attributes and skills that led the Nominating and Corporate Governance Committee and our Board to nominate these individuals to serve as directors of our Company.  In addition to the qualifications referred to below, we believe each of our directors has a reputation for demonstrating integrity, honesty, high ethical standards and sound business judgment.

Business experience:
Mr. Arvan has served as our president and chief executive officer since January 2019. He served as our executive vice president from January 2017 to January 2019 and as our chief operating officer from August 2017 to January 2019. Prior to joining Pool Corporation, Mr. Arvan served as chief executive officer of Roofing Supply Group from 2013 to 2015 and as president of GE/SABIC Polymershapes from 2004 to 2013.

Other qualifications:
Mr. Arvan graduated cum laude from the State University of New York at Utica with a Bachelor of Professional Studies in Business Administration. Among other qualifications, Mr. Arvan brings to the Board senior leadership experience, strong operating expertise and marketing and strategic planning knowledge.

Peter D. Arvan Age: 58 Director since: 2019 Areas of expertise include: •Management •Strategic planning •Marketing •Operations •Industry Knowledge

Business experience:
Ms. Gervasi currently serves as a senior advisor and executive coach at My Next Season, a consulting company. From 2012 to 2020, she served as the chief human resources officer and later as an executive advisor to the CEO and board of directors of The Hartford Financial Services Group, Inc. (The Hartford; NYSE: HIG), an insurance and investment company, where she also served as senior vice president of human resources from 2010 to 2012. Prior to joining The Hartford, Ms. Gervasi held a variety of human resource positions with General Electric and Saudi Basic Industries (SABIC), where she gained a strong foundation in managing global workforces and driving cultural transformations.
Other qualifications:
Ms. Gervasi earned a bachelor’s degree in American Studies and Business from the University of St. Joseph, and she holds a Master of Business Administration in human resources from the Lally School of Management and Technology at Rensselaer Polytechnic Institute. Among other qualifications, Ms. Gervasi brings to the Board extensive leadership and human capital experience and a strong history of talent management across multiple industries.

Martha S. Gervasi Independent Age: 62 Director since: 2021 Areas of expertise include: •Mergers and acquisitions •Strategic planning •Corporate governance •Succession planning •Human resources/compensation

Business experience:
From 2018 until his retirement at the end of 2022, Mr. Hope was executive vice president and chief financial officer of Performance Food Group Company (PFG, NYSE: PFGC); he served as PFG’s executive vice president of operations from 2014 to 2018. Prior to joining PFG, Mr. Hope spent 26 years in various executive leadership roles at Sysco Corporation (NYSE: SYY), most recently serving as executive vice president of business transformation. Before that, Mr. Hope progressed through several financial and sales leadership positions including senior vice president of sales and marketing and president and CEO of Sysco’s Kansas City operating company.
Other qualifications:
Mr. Hope holds a Bachelor of Business Administration from the University of Texas at Austin and brings to the Board a well-rounded background including public company accounting and reporting, deep experience in all aspects of mergers and acquisitions, strategic planning, and risk management and mitigation.

James D. Hope Independent Age: 64 Director since: 2022 Areas of expertise include: •Finance •Strategic planning •Mergers and acquisitions •Operations •Distribution

Business experience:
Prior to her retirement, from 2017 to 2019, Mrs. Oler served as senior vice president/president, North America of W.W. Grainger, Inc. (Grainger; NYSE:GWW ), a distributor of maintenance, repair and operating supplies used by businesses and institutions, gaining strong expertise in business turnarounds and leading transformational initiatives, including a Canadian business turnaround, sales end market segmentation and new pricing models. She joined Grainger as regional sales vice president in 2002 and held several roles with increasing responsibility. Prior to joining Grainger, Mrs. Oler gained extensive sales and leadership experience with Alliant FoodService, Inc. from 1996 to 2002, Kraft Foods from 1986 to 1996 and I. Feldman & Company from 1973 to 1986.
Other directorships:
Mrs. Oler served as a director of Horizon Global Corporation (formerly NYSE: HZN), a leading manufacturer of branded towing and trailering equipment, from 2020 until Horizon was acquired by a private company in 2023.
Other qualifications:
Mrs. Oler holds a Bachelor of Science from the University of Maryland. Among other qualifications, Mrs. Oler brings to the Board extensive leadership and general management experience, a strong history of strategic go-to-market and sales team development, a proven track record of driving revenue growth and significant customer service experience.

Debra S. Oler Independent Age: 69 Director since: 2018 Areas of expertise include: •Management •Marketing and sales •Business development •Turnarounds and business transformation •Distribution

Business experience:
Mr. Perez de la Mesa served as our president and chief executive officer from 2001 until his retirement at the end of 2018; he served as our president and chief operating officer from 1999 to 2001. Prior to leading Pool Corporation, he gained extensive general, financial and operations management experience with Watsco, Inc. from 1994 to 1999, Fresh Del Monte Produce B.V. from 1987 to 1994, International Business Machines Corp. from 1982 to 1987, and Sea-Land Service Inc./R.J. Reynolds, Inc. from 1977 to 1982.
Other directorships:
Mr. Perez de la Mesa serves as a director of Advanced Drainage Systems, Inc. (NYSE:WMS), a publicly traded manufacturer of pipe and related waterworks products in North America.
Other qualifications:
Mr. Perez de la Mesa, Cuban-American, holds a Bachelor of Business Administration from Florida International University and a Master of Business Administration from St. John’s University. Among other qualifications, Mr. Perez de la Mesa brings to the Board extensive management experience, more than 20 years of industry knowledge, a broad strategic vision for the Company and a strong financial acumen.

Manuel J. Perez de la Mesa Age: 67 Director since: 2001 Vice Chairman since: 2019 Areas of expertise include: •Management •Strategic planning •International operations •Finance •Industry knowledge

Business experience:
Mr. Sabater retired from Deloitte & Touche LLP (Deloitte) as a senior global partner in 2020. Prior to his retirement, Mr. Sabater served in various senior leadership and operational roles with Deloitte, including as CEO for both the United States and global audit practices and as the managing partner for all of Deloitte’s businesses across North and South America. During his tenure at Deloitte, Mr. Sabater worked closely with the boards of directors and audit committees of several Fortune 500 companies and dynamic mid-sized public and privately held enterprises, gaining nearly 40 years of leadership, accounting and financial expertise.
Other directorships:
Mr. Sabater serves as a director of KBR, Inc. (NYSE: KBR), a science, technology and engineering solutions company and served on the board of PDC Energy, Inc. (Nasdaq: PDCE), an oil and gas company, until 2023.
Other qualifications:
Mr. Sabater, Cuban-American, received a Bachelor of Business Administration from Florida International University and is a certified public accountant. Among other qualifications, Mr. Sabater brings to the board a strong financial acumen and deep experience in SEC financial reporting. He has worked closely with United States and global regulators, including the Public Company Accounting Oversight Board (PCAOB) and the International Forum of Independent Audit Regulators (IFIAR). Mr. Sabater is National Association of Corporate Directors (NACD) certified.

Carlos A. Sabater Independent Age: 65 Director since: 2022 Areas of expertise include: •Finance •Audit •Risk and crisis management •International operations •Corporate governance

Business experience:
From 1996 to 1999, Mr. Stokely served as president, chief executive officer and chairman of Richfood Holdings, Inc., a regional Fortune 500 wholesale food distributor and operator of retail grocery stores, prior to its acquisition by SuperValu Inc.
Other qualifications:
Mr. Stokely holds a Bachelor of Arts from the University of Tennessee. Among other qualifications, he brings to the Board experience in providing strategic, financial and risk management advice to companies engaged in a variety of industries, unique strategic insight, distribution and retail expertise and extensive senior leadership experience. Additionally, Mr. Stokely’s previous experience as chief executive officer of Richfood Holdings, Inc. afforded him with significant acquisition experience.

John E. Stokely
Independent

Age: 71
Director since: 2000
Lead independent director since: 2003
Chairman since: 2017

Areas of expertise include:
•Management
•Finance
•Operations
•Corporate governance
•Distribution

Business experience:
Mr. Whalen served as the president and chief executive officer of A.T. Cross Company (subsequently Costa Inc.) from 1999 to 2014, when the company was sold. A.T. Cross manufactured and marketed writing instruments and personal accessories under the Cross brand name and premium sunglasses under the Costa brand name. Prior to joining Cross, Mr. Whalen held various senior positions with Bausch & Lomb Inc. and the G. Heileman Brewing Company and was a consultant for Booz Allen Hamilton.
Other directorships:
Mr. Whalen serves as a director of Delta Apparel Inc. (NYSE: DLA), a diversified, branded apparel company.
Other qualifications:
Mr. Whalen graduated from Trinity College with a Bachelor of Arts with honors, and he received a Master of Business Administration from the University of Chicago. Among other qualifications, Mr. Whalen brings to the Board a background in developing and implementing operating strategies for global companies and extensive senior leadership experience. Additionally, Mr. Whalen’s previous success engineering a major restructuring as well as identifying and integrating a number of acquisitions provides him valuable strategic and operational insight.

David G. Whalen Independent Age: 66 Director since: 2015 Areas of expertise include: •Finance •Strategic planning •Marketing •Mergers and acquisitions •International operations

Corporate Governance

Corporate Governance Documents

Our internet address is www.poolcorp.com. Under our website’s “Investors” tab section under the “Governance” link, you will find the following corporate governance documents available free of charge via hyperlink:

•Corporate Governance Guidelines;
•charters for the Audit, Compensation, Nominating and Corporate Governance and Strategic Planning Committees;
•Code of Business Conduct and Ethics; and
•other relevant documents.

Board Matrix

The following matrix highlights specific experience, qualifications, attributes, skills and background information that the Nominating and Corporate Governance Committee considered for each director nominee. The matrix is not intended to comprehensively reflect all contributions of our director nominees. A particular director nominee may possess additional experience, qualifications, attributes or skills, even if they are not indicated below.

	Peter Arvan	Martha Gervasi	James Hope	Debra Oler	Manuel Perez de la Mesa	Carlos Sabater	John Stokely	David Whalen
Knowledge, skills and experience:
Senior executive management	✓	✓	✓	✓	✓	✓	✓	✓
Finance/accounting	✓		✓		✓	✓	✓	✓
Audit committee financial expert			✓			✓	✓	✓
Strategic planning/ business development	✓	✓	✓	✓	✓	✓	✓	✓
Risk management			✓			✓
Marketing	✓			✓				✓
Mergers and acquisitions	✓	✓	✓	✓	✓		✓	✓
Operational expertise	✓		✓	✓	✓	✓	✓	✓
International operations	✓	✓		✓	✓	✓		✓
Corporate governance/compliance		✓		✓	✓	✓	✓
Human resources/ executive compensation		✓		✓	✓			✓
Distribution expertise	✓		✓	✓	✓		✓

Director Independence

To be considered independent under the listing rules of Nasdaq, directors must be free from any relationship with management or the Company, which, in the opinion of the Board, would interfere with the exercise of independent judgment. The Board has determined that each of our current directors, other than Mr. Arvan, our president and chief executive officer, and Mr. Perez de la Mesa, our former president and chief executive officer, meets the definition of an independent director as defined by Nasdaq listing rules. The Board’s independent directors regularly meet in executive session (without management present) at each Board and committee meeting.
Board Leadership Structure

Pool Corporation is governed by its Board, which is led by an independent chairman, and its four standing committees, composed entirely of independent directors. The structure of the Board and the responsibilities of the Board and its committees are described in more detail below.
Mr. Stokely currently serves as the Board’s chairman. His responsibilities in this capacity include the following:

▪assign tasks to the Board’s committees;
▪determine the appropriate schedule of Board meetings after consultation with our chief executive officer (CEO) and other Board members;
▪consult with our CEO and other Board members on the agenda of the Board;
▪assess the quality, quantity and timeliness of the flow of information from management to the Board;
▪direct the retention of consultants who report directly to the Board;
▪oversee compliance with and implementation of corporate governance policies;
▪coordinate, develop the agenda for and moderate executive sessions of the Board’s independent directors;
▪act as the Board’s principal intermediary with senior management between meetings;
▪assist the chair of the Compensation Committee in her evaluation of our CEO’s performance; and
▪perform such other functions as the Board may direct.

The principal responsibility of the CEO is to operate and manage the Company. We believe that separation of the chairman and CEO positions has functioned effectively for us since 2001. Separating these positions has allowed our CEO to have primary responsibility for the operational leadership and strategic direction of our business, while allowing our chairman to lead the Board in its fundamental role of providing guidance to and separate oversight of management. Our Bylaws provide that the Board may also elect a vice chairman to perform the duties of the chairman or the CEO in the absence, sickness or otherwise of the chairman or CEO. Mr. Perez de la Mesa has served as vice chairman of the Board since 2019.

Director Attendance at Meetings

Our Board held five meetings in the 2023 fiscal year. As stated in our Corporate Governance Guidelines, we encourage and expect directors to attend Board meetings and meetings of the Board committees on which they serve. In the 2023 fiscal year, each of our directors attended 75% or more of the total number of Board meetings and meetings of the Board committees on which they served.

We expect our directors to attend the annual meeting of stockholders, just as we expect them to attend Board meetings. All of the directors in office at the time attended last year’s annual meeting.

Role of the Board and its Committees in Risk Oversight and Assessment
Our employees, managers and officers conduct our business under the direction of our CEO and the oversight of our Board to enhance our long-term value for our stockholders. The core responsibility of our Board is to exercise its fiduciary duty to act in the best interests of our Company and our stockholders. In discharging this obligation, our Board and committees perform a number of specific functions, including risk assessment, review and oversight. While management is responsible for the day-to-day management of risk, our Board is responsible for overseeing our risk management programs, ensuring that an appropriate culture of risk management exists within the Company, and assisting management in addressing specific risks, such as strategic, financial, regulatory, cybersecurity, compensation and operational risks.

Our Board’s objective is to have systems and processes in place that assist the Board in identifying and overseeing the management of material risks. As reflected in our Code of Business Conduct and Ethics, our Board seeks to establish a “tone at the top” communicating our Board’s strong commitment to ethical behavior and compliance with the law. In furtherance of these goals, our Board regularly includes agenda items at its meetings relating to its risk oversight obligations and meets with various members of management on a range of topics, including regulatory obligations, disaster recovery and business continuity planning, succession planning, safety and risk management, cybersecurity, sustainability, insurance, information technology and operations. Our Board also sets and regularly reviews quantitative and qualitative limits on managerial authority. Further, in connection with overseeing the strategic direction of our Company, our Board considers the potential rewards and risks of our business opportunities and challenges and monitors the management of risks that may impact our strategic goals.

While risk oversight is a responsibility of the full Board, we also empower our various Board committees to address risk oversight in their respective areas and regularly report on their activities to our full Board. Our Strategic Planning Committee routinely reviews with management external and internal risks that may impact our strategic goals. Our Compensation Committee assesses risks related to our compensation programs, and our Nominating and Corporate Governance Committee monitors governance risks. Our Audit Committee regularly reviews our disclosure controls and procedures and internal control over financial reporting, our Code of Business Conduct and Ethics and other legal and regulatory matters affecting our Company, including compliance policies. Our Audit Committee also discusses our major financial risk exposures and steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies. The Audit Committee also assists our Board in reviewing our cybersecurity risk with management. Our director of internal audit reports to and regularly meets in executive session with our Audit Committee.
Compensation-Related Risk
Our Compensation Committee assesses risks associated with our compensation policies and practices. We do not believe that our compensation policies or practices are reasonably likely to have a material adverse effect on our Company. While risk-taking is a necessary part of growing a business, our compensation philosophy is focused on aligning compensation with the long-term interests of our stockholders as opposed to rewarding short-term management decisions that could pose long-term risks. For example:
▪our annual cash award programs are capped for all members of senior management, including our Named Executive Officers (NEOs);
▪our Share Ownership Guidelines require our NEOs to hold Company stock;
▪we maintain clawback policies for executive compensation;
▪our Insider Trading Policy prohibits hedging, pledging or monetization transactions involving our stock (see section below titled “Anti-Hedging Policy”);
▪our long-term equity-based compensation cliff vests over a period of three to five years for all management recipients; and
▪restricted stock awards contain performance-based criteria in addition to the time-based vesting criteria discussed above.
Moreover, equity awards are granted annually, which means executives always have unvested awards that could significantly decrease in value if our business is not managed for the long term.
Sustainability
We are committed to sustainable business practices, which include offering eco-friendly products to our customers, closely monitoring our sourcing activities and being good stewards within the communities we serve. Currently, we are taking steps to reduce our carbon footprint and expand product choices that allow pool and homeowners to reduce their environmental impact. Further, we are installing more energy-efficient systems throughout our sales center network. We are continually striving to ensure success in our business while protecting resources for future generations. Our sustainability goals include the reduction of greenhouse gases and other harmful air emissions, water conservation, energy conservation and carbon footprint minimization. We continue to improve the ways in which we handle, distribute, transport and dispose of our products, particularly the chemicals and fertilizers that we sell.

For more information on our sustainability efforts, please read our 2022 Corporate Responsibility Report and our 2023 Annual Report on Form 10-K or visit the Responsibility tab of our website at www.poolcorp.com.
Stockholder Engagement
Throughout the year, we regularly engage with our stockholders to review our financial performance and strategic initiatives and discuss emerging issues so that management can better understand our stockholders’ perspectives. We believe this active dialogue is important to our commitment to deliver exceptional, sustainable value to our stockholders. Periodically, we solicit feedback through a third-party investor perception study to gauge investor sentiment. Our CEO, CFO, and members of our investor relations team maintain regular contact with a broad base of stockholders. Engagement with stockholders includes quarterly earnings calls, investor conferences, and other meetings. In March 2024, we hosted Investor Day where senior management presented our long-term strategic goals and outlook for 2024. The Investor Day presentation is available on our website at www.poolcorp.com in the “Investors” section under the “Presentations” link.
Access to Management and Employees
Directors have full and unrestricted access to our management and employees. Additionally, key members of management attend Board meetings from time to time to present information about the results, plans and operations within their areas of responsibility.

Communications with the Board
If you wish to communicate with the Board, you may send correspondence addressed to the full Board, a specific member of the Board or to a particular committee of the Board to 109 Northpark Boulevard, Covington, Louisiana 70433. Communications are distributed, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to the duties and responsibilities of the Board be excluded, such as junk mail, mass mailings, resumes and other forms of job inquiries and business solicitations or advertisements. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable may be excluded.
Code of Ethics
We have adopted a Code of Business Conduct and Ethics that applies to our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer) and directors. Our Code of Business Conduct and Ethics is posted on our website at www.poolcorp.com and can also be obtained free of charge by sending a request to our corporate secretary at 109 Northpark Boulevard, Covington, Louisiana 70433. If we amend, or grant a waiver from, a provision of our Code of Business Conduct and Ethics, we plan to post such information on our website.
Anti-Hedging Policy
We do not believe that our directors, officers, employees or insiders should engage in short-term or speculative transactions involving our Common Stock. As such, our Insider Trading Policy prohibits directors, officers, employees and insiders from engaging in any of the following activities with respect to our Common Stock:

•trading in our Common Stock on a short-term basis - any Common Stock purchased in the open market must be held for a minimum of six months and ideally longer;
•sales of our Common Stock not owned or not delivered within 20 days of the sale, i.e. “short sales”;
•hedging or monetization transactions involving our Common Stock (including prepaid variable forward contracts, equity swaps, collars and contributing our Common Stock to an exchange fund in exchange for an interest in the fund); and
•the purchase or sale of publicly traded “equity” options in our Common Stock.
Board Committees
Board committees work on key issues in greater detail than would be possible at full Board meetings. The Board has appointed four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Planning Committee. The table below outlines the chairs and members of each committee along with the number of committee meetings held in 2023.

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Planning Committee
Martha Gervasi		Chair		✓
James Hope	Chair		✓
Debra Oler		✓		Chair
Carlos Sabater	✓		✓
Robert Sledd	✓	✓
John Stokely
David Whalen	✓	✓	Chair	✓
Meetings held in 2023	8	5	5	3
Each of these Board committees, which we briefly describe below, is comprised entirely of independent directors. The committee charters, which are posted on our website at www.poolcorp.com in the “Investors” section under the “Governance” link, contain descriptions that are more detailed.

Audit Committee
The Audit Committee oversees our accounting and financial reporting processes, the audits of our financial statements, and our risk management processes and compliance programs. As part of these responsibilities, the Audit Committee’s primary duties include, among other matters, assisting with the Board’s oversight of:
•the preparation and integrity of our financial statements;
•the independent registered public accounting firm’s qualifications, performance and independence;
•the performance of our internal audit function;
•information technology security and risks, including cybersecurity; and
•our compliance with legal and regulatory requirements as well as our standards of business conduct, code of ethics and internal policies.
The Board has determined that each Audit Committee member meets the requirements for independence, experience and expertise, including financial literacy, as set forth in the applicable SEC and Nasdaq rules. The Board has further determined that all four above-identified members of the Audit Committee qualify as “audit committee financial experts” as defined in the SEC rules.
Compensation Committee
The Compensation Committee oversees our executive compensation programs and makes recommendations to our entire Board with respect to cash award plans for senior management, equity-based plans for all employees and director compensation. The Compensation Committee has full and final authority in connection with the administration of our equity compensation plans and, in its sole discretion, may grant equity-based awards under such plans.
The Compensation Committee has the authority to engage the services of outside advisers, experts and others. Specifically, the Compensation Committee may periodically retain an independent compensation consultant to review the overall structure and design of our compensation programs and their suitability in meeting our compensation objectives. In addition, when the Compensation Committee considers changes to specific compensation programs, they may use an outside consultant to review the design and suitability of that specific program.
All members of the Compensation Committee are independent as set forth in the applicable SEC and Nasdaq rules. For more information regarding the processes used by the Compensation Committee to determine executive compensation, see the section titled “Compensation Discussion and Analysis” below.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee’s primary purpose is to provide oversight on a broad range of issues surrounding the composition of the Board, including:
•identifying qualified individuals to be considered for nomination to serve as directors;
▪recommending to the Board director nominees for election at the next annual meeting of stockholders;
▪assisting the Board in committee member selection;
▪evaluating the overall effectiveness of the Board and committees of the Board; and
▪reviewing and considering corporate governance practices.
The Nominating and Corporate Governance Committee has the authority to recommend to the Board candidates for Board membership. Stockholders may also make recommendations for director nominations by sending a letter to the Nominating and Corporate Governance Committee in care of our corporate secretary at 109 Northpark Boulevard, Covington, Louisiana 70433. Stockholders making nominations must also comply with the notice procedures set forth in our Bylaws. The Nominating and Corporate Governance Committee evaluates such candidates in the same manner as other candidates. For additional information, see “Stockholder Proposals and Board Nominations.”
Strategic Planning Committee
The Strategic Planning Committee assists senior management in the analysis and preparation of our strategic plan and then reports and makes recommendations regarding our strategic plan to the full Board. Our strategic planning process involves defining the Company’s strategy and making decisions on allocating resources, including capital and people, to pursue this strategy. Our strategic plan, which we update and review with the Board periodically, incorporates specific goals for growth and business development over the next three to five years.
Compensation Committee Interlocks and Insider Participation
During the last fiscal year, Mr. Seymour, Ms. Gervasi, Mrs. Oler, Mr. Sabater, Mr. Sledd and Mr. Whalen served on the Compensation Committee and none of them served at any time as officers or employees of the Company or any of its subsidiaries. None of our executive officers served in the last fiscal year as a member of the board of directors or compensation committee of another entity, one of whose executive officers served as a member of our Board or Compensation Committee.

Information about our Executive Officers

The following table presents, as of March 14, 2024, certain information about our current executive officers. We expect that each of the officers will remain in his or her current position following the Annual Meeting.

Name	Age	Position
Peter D. Arvan	58	President and Chief Executive Officer
Melanie M. Hart	51	Vice President, Chief Financial Officer, Treasurer
Ilya “Ike” K. Mihaly	54	Vice President, Operations and Supply Chain
Kristopher R. Neff	49	Vice President, Strategy and Corporate Development
Jennifer M. Neil	50	Senior Vice President, Chief Legal Officer, Corporate Secretary
Walker F. Saik	40	Chief Accounting Officer and Corporate Controller
Kenneth G. St. Romain	61	Senior Vice President

Peter D. Arvan
Please refer to the section titled “Election of Directors (Proposal 1)” beginning on page 5 of this proxy statement for Mr. Arvan’s biographical information.

Melanie M. Hart
Mrs. Hart was named vice president, chief financial officer and treasurer in 2021. Mrs. Hart previously served as vice president and chief accounting officer from 2019 to 2021 and as chief accounting officer and corporate controller from 2008 to 2019. She first joined Pool Corporation in May 2006 as the senior director of corporate accounting before becoming the corporate controller in 2007. Prior to that, Mrs. Hart, a certified public accountant, served numerous publicly traded companies during her roles in the Assurance and Advisory Business Services Group at Ernst & Young LLP for 12 years.

Ilya “Ike” K. Mihaly
Mr. Mihaly joined Pool Corporation in March 2022 as the vice president of operations and supply chain. He previously served as the vice president of supply chain for Beacon Roofing Supply. Earlier in his career, Mr. Mihaly worked at General Electric from 2001 to 2014 in various management roles ranging from sourcing and inventory manager, sourcing director, and global commodity leader. Mr. Mihaly is a military veteran and served four years as a U.S. Army armor officer.

Kristopher R. Neff
Mr. Neff has served as vice president, strategy and corporate development since joining Pool Corporation in July 2023. From 2018 to 2023, Mr. Neff served at Brunswick Corporation in various senior management roles, most recently as president of the Boston Whaler division. From 2005 to 2018, Mr. Neff held leadership roles spanning operations, corporate development and product management across Brunswick’s fitness and marine divisions. Earlier in his career, Mr. Neff worked in the automotive sector as a manufacturing and product development engineer for Lear Corporation and Ford Motor Company.

Jennifer M. Neil
In February 2024, Ms. Neil was promoted to senior vice president, and she has served as chief legal officer of Pool Corporation since May 2003. In February 2005, she was appointed to serve as corporate secretary and in February 2018, she was also named vice president. From January 2000 through April 2003, she was employed by Adams and Reese LLP, where she represented and advised corporations in a range of areas, including labor and employment, commercial litigation, and securities. Earlier in her career, she was an associate with Skadden, Arps, Slate, Meagher & Flom LLP, where her work focused on structured finance.

Walker F. Saik
Mr. Saik was named chief accounting officer and designated as the principal accounting officer in March 2023. He joined Pool Corporation as our corporate controller in July 2021 and continues to hold that position. He is a certified public accountant. Prior to joining Pool Corporation, he concluded a 13-year career with Ernst & Young LLP as a managing director in the audit practice where he served both publicly traded and privately held clients in various industries, including energy, manufacturing and marine transportation services.

Kenneth G. St. Romain
Mr. St. Romain was named senior vice president in September 2022. He previously served as group vice president from 2007 to September 2022, general manager of the Central Division of SCP Distributors, LLC from 2001 to 2007 and as vice president of SCP Distributors, LLC since 2004. Prior to that, Mr. St. Romain held several positions in management and has been employed with the company since 1993.

PRINCIPAL STOCKHOLDERS

In accordance with Rule 13d-3 under the Exchange Act of 1934, as amended (the Exchange Act), the table below sets forth certain information regarding beneficial ownership of Common Stock by (i) each of our directors, (ii) each of the executive officers listed in the Summary Compensation Table included in “Executive Compensation” (Named Executive Officers), (iii) all of our directors and executive officers as a group and (iv) each stockholder known by us to be the beneficial owner of more than 5% of our outstanding Common Stock. Unless otherwise noted below, all information is presented as of March 14, 2024. Based on information furnished to us by such stockholders, unless otherwise indicated, all shares indicated as beneficially owned are held with sole voting and investment power. Our executive officers and directors are prohibited from pledging the Company’s Common Stock as collateral for a loan, including through the use of traditional margin accounts with a broker.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Outstanding Common Stock
Directors
Peter Arvan	75,891		*
Martha Gervasi	1,164		*
James Hope	356		*
Debra Oler	2,154		*
Manuel Perez de la Mesa	1,026,813	(2)	3%
Carlos Sabater	1,106		*
Robert Sledd	6,483	(3)	*
John Stokely	13,777		*
David Whalen	6,709		*
Named Executive Officers (4)
Melanie Hart	25,231	(5)	*
Kristopher Neff	2,456		*
Jennifer Neil	8,622		*
Kenneth St. Romain	74,339		*

All executive officers and directors as a group (15 persons)	1,248,063	(6)	3%
Greater than 5% Beneficial Owners
BlackRock, Inc.	3,368,822	(7)	9%
The Vanguard Group, Inc.	4,444,257	(8)	11%
_______________
*    Less than one percent.

(1)Includes shares of unvested restricted stock for executive officers and directors as these shares convey the right to vote and receive dividends.
(2)Includes (i) 109,849 shares that Mr. Perez de la Mesa has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 13, 2024; (ii) 6,000 shares beneficially owned by Mr. Perez de la Mesa’s wife; (iii) 25,765 shares held by a trust for which Mr. Perez de la Mesa serves as a trustee; and (iv) 822,622 shares held in five irrevocable trusts for the benefit of Mr. Perez de la Mesa’s adult children.
(3)Includes 2,300 shares beneficially owned by Mr. Sledd’s wife and 1,654 shares that Mr. Sledd has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 13, 2024.
(4)Information regarding shares beneficially owned by Mr. Arvan, our chief executive officer, appears above under the caption “Directors.”
(5)Includes 9,250 shares that Mrs. Hart has the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 13, 2024.

(6)Includes 120,753 shares that such persons have the right to acquire upon the exercise of presently exercisable options or the exercise of options which will become exercisable on or before May 13, 2024. Also includes 848,387 shares held in trusts and 8,300 shares held by family members of such persons.
(7)Based on the holder’s Schedule 13G/A filed with the SEC on January 25, 2024. BlackRock, Inc. has sole voting power over 3,098,461 shares and sole dispositive power over 3,368,822 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported in BlackRock’s Schedule 13G/A. The business address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(8)Based on the holder’s Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group, Inc. (Vanguard) has shared voting power over 52,493 shares, sole dispositive power over 4,277,281 shares and shared dispositive power over 166,976 shares. Vanguard’s clients, including investment companies registered under the Investment Company Act of 1940 other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported in Vanguard’s Schedule 13G/A. The business address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

EQUITY COMPENSATION PLAN INFORMATION

All of our existing equity compensation plans were approved by our stockholders. The following table provides information about shares of Common Stock that may be issued under our existing equity compensation plans as of December 31, 2023.

Plan description	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Stockholders:
2007 Long-Term Incentive Plan (2007 LTIP)	570,722	$173.13	3,947,708	(1)
Employee Stock Purchase Plan	—	—	52,875
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	570,722	$173.13	4,000,583
(1) Includes 853,337 shares that may be issued as restricted stock.

For a complete description of our equity compensation plans, see Note 6 in our 2023 Annual Report on Form 10-K.

COMPENSATION DISCUSSION AND ANALYSIS
In the discussion that follows (the CD&A), we describe and analyze our compensation program and policies during the last fiscal year to our named executive officers (collectively, our Named Executive Officers or NEOs).

For fiscal 2023, our Named Executive Officers were:

▪Peter D. Arvan, President, Chief Executive Officer and Director;
▪Melanie M. Hart, Vice President, Chief Financial Officer and Treasurer;
▪Jennifer M. Neil, Senior Vice President, Chief Legal Officer and Corporate Secretary;
▪Kenneth G. St. Romain, Senior Vice President; and
▪Kristopher R. Neff, Vice President, Strategy and Corporate Development.

Executive Summary
Overview of Fiscal 2023 Executive Compensation Changes

In February of 2023, after the Compensation Committee reviewed the independent compensation consultant’s findings, they made the following changes to our 2023 compensation design, each of which is more fully discussed in the sections that follow:

▪The Compensation Committee considered the performance and contributions of our NEOs in a challenging and highly competitive talent market and approved base salary increases to narrow the gap between our NEOs’ base salaries and the median base salaries of their peers.
▪Consistent with our philosophy of at-risk compensation, the Compensation Committee replaced the medium-term cash award Strategic Plan Incentive Program (SPIP) with an equity-based performance award based on a three-year adjusted diluted EPS CAGR. These shares, referred to as the Performance Shares-2, or PS-2 awards, will cliff vest on the third anniversary of the grant date, subject to attaining the achievement of the diluted EPS CAGR target, if realized.
▪The Compensation Committee approved a vesting schedule change that removes the length of service requirement for our performance-based restricted stock awards with return on invested capital (ROIC) as the performance-based vesting criterion (PS-1 awards). Previously, awards granted to employees with less than five years of service to the company cliff vested after five years, assuming achievement of the ROIC target. For grants beginning in 2023, all PS-1 awards will vest 50% three years after the grant date and 50% five years after the grant date, assuming achievement of the ROIC target, regardless of the employee’s length of service. While this vesting schedule moves us closer to market practice, it remains more restrictive than the majority of our peers who offer ratable vesting and/or shorter vesting periods. This change in the vesting schedule did not impact outstanding awards.

Due to the transition from the SPIP cash awards to the PS-2 equity awards in 2023, the Summary Compensation Table figures for NEOs may be higher in 2023 and 2024 due to having both (i) a payout on the SPIP period ending in each of these years (from prior grants) and (ii) a grant date value for the replacement PS-2 equity awards. This is due to differing disclosure requirements for cash and equity awards, whereby cash awards are disclosed when paid and equity awards are disclosed when granted. However, the actual compensation level is not materially impacted by this change because the PS-2 equity awards cliff vest after 3 years based on performance (which is the same as the prior SPIP awards).

Overview of Fiscal 2023 Performance Results

Over the past four years, our business has experienced significant, but not linear, growth. In 2023, net sales decreased 10% to $5.5 billion, the second highest in company history. Net sales grew at a compound annual growth rate (CAGR) of 15% from 2019 to 2023. Gross profit was $1.7 billion in 2023, a decrease of 14% from the prior year but grew at a 16% CAGR from 2019. Operating expenses increased 0.6% to $913.5 million in 2023, reflecting lower volume-driven expenses that were more than offset by inflationary wage increases, higher rent and facilities costs and increased insurance and healthcare-related costs. Operating income for the year decreased 27% to $746.6 million, which represents a four-year CAGR of 22%. Earnings per share decreased 29% to $13.35 per diluted share compared to a record of $18.70 per diluted share in 2022. Without the impact from Accounting Standards Update (ASU) 2016-09, Improvements to Employee Share-Based Payment Accounting, in both periods, earnings per diluted share decreased 28% to $13.18 per diluted share compared to $18.43 per diluted share in 2022. From 2019 to 2023, our earnings per diluted share increased by a 20% CAGR or a 23% CAGR without the impact from ASU 2016-19.

In 2023, we also reported record operating cash flows of $888.2 million and return on invested capital (ROIC) of 24.0%.

We have delivered consistent positive returns to our stockholders over time, and in 2023 we continued our long history of increasing our dividend rate and conducting share repurchases. In May 2023, our Board of Directors increased our quarterly dividend per share by 10% and increased our share repurchase authorization by $186.4 million to $600.0 million. During the year, we repurchased nearly 843,000 shares, or 2.2% of our outstanding shares. In 2023, we returned $473.9 million of cash to shareholders while also reducing total debt outstanding by $333.5 million.
The table below presents compound annual growth rates (CAGR) for our EPS and stock price performance as well as our total stockholder return (TSR) performance compared to our peer group median as of December 31, 2023. In addition to our peer group, we believe it is helpful to measure our performance against the S&P 500 Index, of which we have been a member since 2020, because (a) it is comprised of similar-sized public companies that represent the most likely alternative investments for investors and (b) we have no direct public company peers given the niche nature of our industry. Given that our compensation philosophy stresses the long-term growth of stockholder value, we believe that longer-term performance data provides the most appropriate comparisons.

	Pool Corporation
	Adjusted(1) Diluted EPS CAGR	Stock Price CAGR	TSR CAGR	Peer Group Median TSR(2) CAGR	S&P 500 Index CAGR(3)
1-year	(28.6)%	31.9%	33.3%	38.5%	26.3%
3-year	16.1%	2.3%	3.2%	12.5%	10.0%
5-year	20.2%	21.8%	22.7%	22.4%	15.7%
10-year	20.5%	21.2%	21.9%	10.0%	12.0%
(1)The adjusted diluted EPS CAGR amounts are based on 2023 adjusted diluted EPS of $13.18, which excludes a $0.17 benefit from the impact of ASU 2016-09.
The 1-year diluted EPS CAGR is also based on adjusted 2022 diluted EPS of $18.45, which excludes a $0.27 benefit from the impact of ASU 2016-09 and a $0.02 impact of a non-cash goodwill impairment charge.
The 3-year diluted EPS CAGR is also based on adjusted 2020 diluted EPS of $8.42, which excludes a $0.70 benefit from the impact of ASU 2016-09 and a $0.15 impact of a non-cash goodwill and other asset impairment charge.
The 5-year diluted EPS CAGR is also based on adjusted 2018 diluted EPS of $5.26, which excludes a $0.36 benefit from the impact of ASU 2016-09.
(2)We calculated TSR based on changes in the market price of each company’s common stock plus dividends paid during the respective periods, if applicable, using information from company financial statements and various financial websites including www.nasdaq.com. In calculating TSR, we used stock-split adjusted amounts for both historical market prices and dividends paid.
(3)As reported by FactSet.

Overview of Fiscal 2023 NEO Pay Results

The performance results summarized above yielded the following 2023 pay results for the NEOs:

•the annual cash incentive plan payout for 2023 was below target – 55% of target for the CEO and 55% of target, on average, for the other NEOs, excluding Mr. Neff, who received a guaranteed bonus of $250,000 for 2023 per the terms of his offer letter;
•the SPIP payout for the three-year performance period ending in 2023 was earned at 161.1% of target for the NEOs, reflecting three-year diluted EPS CAGR of 16.1%; and
•Restricted stock awards scheduled to vest in 2023 based on three-year average ROIC (2021-2023) were earned.

We believe that a significant part of our executives’ pay is properly linked to stockholder value through our annual incentive cash performance plan and long-term performance-based equity awards. In early 2023, our Compensation Committee reviewed our existing programs and considered current market and competitive conditions at the time along with our overall compensation objectives and philosophy and concluded that the total compensation program for our executives appropriately focused on enhancing company performance and increasing value for stockholders. Overall, payout levels for 2023 under our annual cash incentive plan were lower than 2022, which demonstrates the strong linkage between pay and performance created by the Company’s executive compensation structure and incentive plan designs.
2023 Executive Compensation Program Highlights
Strong Shareholder Support
At our 2023 annual meeting of stockholders, our stockholders overwhelmingly approved our executive compensation by a vote of 97.3% of the votes cast (excluding broker non-votes). Because our Compensation Committee typically establishes NEO compensation in February of each year (prior to our annual meeting for the year), it reviews the prior year’s say-on-pay when setting executive officer compensation. Thus, when setting 2023 compensation, the Compensation Committee considered the strong stockholder support we received on the 2022 say-on-pay vote, which was approved by 97.4% of the votes cast (excluding broker non-votes).
The Board and our Compensation Committee appreciate and value the views of our stockholders. We were pleased with this significant vote of confidence in our pay practices, and we continue to believe that our general approach to and design of executive compensation properly align the interests of our stockholders and our performance. Going forward, the Compensation Committee will continue to review stockholder advisory votes on executive compensation and take them into consideration when making future executive compensation decisions.

Performance-Based Target Pay Mix

A majority of each NEO’s target compensation (85% for Mr. Arvan in 2023) has been and continues to be at-risk. The charts below show the 2023 plan design, or target, compensation mix by component:
Sound Governance Practices

Our Compensation Committee designs and implements our executive compensation program, and their goal is to create a strong pay-for-performance culture that incorporates compensation best practices into our program design. The following summary highlights our commitment to executive compensation practices that align the interests of our executives and stockholders:

	What we do:		What we don’t do:

✓	Our executive pay is predominantly performance-based and not guaranteed.	✗	We do not provide excessive perquisites to our executives.
✓	Our variable compensation plans have caps on plan formulas.	✗	Directors and NEOs are prohibited from pledging and hedging their shares of company stock.
✓	Our equity plans contain “double trigger” change of control vesting provisions.	✗	Our equity plans prohibit the repricing of underwater stock options.
✓	We benchmark pay relative to the market and annually review companies in our peer group to ensure their appropriateness.	✗	We do not provide any change of control cash payments to our executive officers.
✓	We maintain share ownership guidelines.	✗	We do not have any related party transactions with our executive officers.
✓	We maintain executive compensation clawback provisions in accordance with Nasdaq listing standards and the requirements of the SEC.
✓	The Compensation Committee, like all of our Board committees, is comprised solely of independent directors.
✓	Our Compensation Committee periodically retains its own independent compensation consultant.
✓	Restricted stock awards include performance-based vesting criteria.

Compensation Objectives and Philosophy
The Compensation Committee and management have designed compensation programs intended to create a performance culture. The primary objectives of our compensation program are to (i) attract, motivate, reward and retain talented executives who are critical to our success and (ii) firmly link compensation to continuous improvements in company performance and sustained increases in stockholder value. We design NEO compensation so that a substantial portion is at-risk based on performance, and the majority of the at-risk compensation opportunity is predicated on medium- and long-term rather than short-term results. We strive to develop our executives’ capabilities and reward superior long-term returns for our stockholders, while assuring that our programs do not lead to unnecessary risk taking.
Our executive compensation philosophy applies to all employees, with increasingly greater proportions of total compensation at-risk as an employee’s responsibility increases. While we place great value on long-term performance and the corresponding improvement in stockholder value, we seek to balance the relationship between total stockholder return and short-term and long-term compensation in order to complement our annual and long-term business objectives.

In pursuing these objectives, we seek to design and maintain a program that will accomplish the following:
•align total compensation by design to the median total compensation of our peer group;
•align compensation with our performance in achieving financial and non-financial objectives;
•tie compensation to individual and group performance;
•closely align incentive compensation with stockholders’ interests; and
•promote equity ownership by executives through long-term performance-based equity awards.

While we have not established specific target percentages of total compensation for short-term and long-term compensation, we do take into consideration the individual components in relation to the total opportunity. Under our program, our performance impacts both short-term and long-term compensation with superior performance resulting in additional cash compensation through our annual cash performance program and, through 2024, our medium-term SPIP, as well as increased value of our equity grants over the long term. Our goal is for the portion of compensation that is at-risk (both short-term and long-term) to constitute a substantial and meaningful portion of total compensation for each executive and for sustained long-term growth to result in the greatest compensation opportunities.

Compensation Setting Process

Our Compensation Committee is responsible for the oversight of our executive compensation. The Compensation Committee approves compensation plans for senior management and equity-based plans for all employees. In its evaluation and determination of executive compensation, the Compensation Committee considers many factors, including the Company’s overall performance; each individual executive’s role and responsibilities, performance, tenure and experience; and peer group performance.

The Compensation Committee normally meets in February of each year to set executive compensation plans for that fiscal year.

Role of Management

The Compensation Committee relies on data and analysis, as well as recommendations from our CEO. While the CEO provides recommendations with respect to potential senior management compensation and the Compensation Committee reviews such recommendations, the Compensation Committee ultimately uses its collective judgment to determine senior management compensation. The CEO does not provide recommendations for his own compensation, which the Compensation Committee independently determines and approves. Although the CEO attends Compensation Committee meetings at which executive compensation matters are considered, he is not present when the Compensation Committee deliberates or votes on his compensation. Our Company’s management also assists the Compensation Committee with developing the peer group analysis each year.

Role of Compensation Consultant

Our Compensation Committee periodically retains an independent compensation consultant to review and comment on executive and director compensation. In an effort to continue to ensure that our executive compensation program properly aligns with the interests of our stockholders and remains competitive in the market, the Compensation Committee engaged Pearl Meyer & Partners, LLC (Pearl Meyer) in the fall of 2022 to review our executive and non-employee director compensation programs as well as our peer group composition.

While they report directly to the Compensation Committee, the independent compensation consultant may interact with management when appropriate and necessary in order to obtain relevant executive compensation and company performance data. They may also seek input and feedback from management regarding their work product and analysis prior to presenting such information to the Compensation Committee in order to confirm their understanding of the company’s processes or to identify data questions or other issues, if any.

Benchmarking and Establishment of Peer Group

Our compensation programs are designed to be competitive with companies of comparable size and industry with whom we compete for executive talent. As noted above, we believe that total target compensation for our NEOs should be closely aligned to the median total compensation of our peer group. We establish compensation targets for each executive position in the aggregate and by component based on a design that we believe will best achieve our strategic and financial objectives. The Compensation Committee compares our primary compensation components – base salary, annual cash incentives, and long-term incentive awards – individually and in the aggregate to the compensation of the most highly compensated executive officers of our “peer group” companies (the peer group is sometimes referred to as the “market”). These comparisons, which are based on compensation information published in the annual proxy statements of the peer group companies, provide the Compensation Committee with insight into executive pay and benefits at companies in similar market environments.

The Compensation Committee reviews management’s evaluation of potential peer companies, approves the annual peer group and also reviews the annual executive compensation analysis that is prepared by management and, in some years, by the compensation consultant. In developing our peer group, we evaluate the following criteria:

▪organizational structure (public companies);
▪type of business (primarily wholesale distribution);
▪company size (based on revenue and market capitalization); and
▪peer group size (number of peer companies).

In performing our evaluation, we focus on public companies that we believe would provide a comparable cross-industry subset of distributors. While we evaluate companies that may have some manufacturing or retail operations, we generally exclude companies from consideration if the majority of the business is not wholesale distribution.
The Compensation Committee reviewed our 2022 peer group and added LKQ Corporation, a distribution company with revenue and market capitalization within our criteria ranges. No other changes were made to the peer group used in 2022. Accordingly, our 2023 peer group consisted of the following 14 companies:

⋅Applied Industrial Technologies, Inc.	⋅LKQ Corporation	⋅UFP Industries, Inc.
⋅Beacon Roofing Supply, Inc.	⋅MSC Industrial Direct Co., Inc.	⋅Univar Solutions Inc.
⋅Fastenal Company	⋅Patterson Companies, Inc.	⋅Watsco, Inc.
⋅GMS Inc.	⋅Resideo Technologies, Inc.	⋅W.W. Grainger
⋅Henry Schein, Inc.	⋅SiteOne Landscape Supply, Inc.

The table below presents our revenue and market capitalization compared to the median of our 2023 peer group (based on data available in the fall of 2022 when the 2023 peer group was established) as provided by FactSet.

(in millions)	Revenue	Market capitalization
POOL(1)	$5,915	$12,782
Peer group median(2)	6,760	4,408
(1)POOL’s revenue reflects net sales for our most recent four quarters at the time of our analysis on October 10, 2022, and our market capitalization is as of October 10, 2022.
(2)The peer group median revenue represents the median net sales for the most recent four quarters available as of October 10, 2022; the peer group median market capitalization is as of October 10, 2022.
The Compensation Committee reviews each component of our NEOs’ compensation compared to the peer group. However, the Compensation Committee ultimately focuses on whether total compensation by design aligns closely with the peer group median total compensation. While we compare our CEO position to the CEO positions for our peer group, we compare our other NEOs to the peer group in the aggregate as opposed to by position because we believe it affords a better comparison overall as the positions and responsibilities for this group vary from company to company.
Market medians and the ranges around them represent only beginning reference points. The Compensation Committee also uses its subjective judgment to set compensation targets, incorporating other relevant information such as individual executive performance and skills, long-term potential, experience in the position, retention considerations and internal equity among executives. The Compensation Committee also reviews the total annual compensation that each executive could potentially receive and, for perspective, reviews the previous year’s total compensation for each executive.

The Compensation Committee has considered the impact that paying below the median of our peers might have on attracting, retaining and motivating senior management. The Compensation Committee believes that the fundamental philosophy of emphasizing pay-for-performance is the right one for our Company, and that our core compensation program can provide competitive or superior total compensation for senior management compared to our peer group given a reasonable economic environment. The Compensation Committee continues to believe that the design of our compensation program reflects a greater weighting of performance-based and at-risk compensation than the peer group median. Provided that our performance meets or exceeds expectations in future years, the Compensation Committee expects our NEOs will realize total compensation comparable or superior to the peer group median over time.
Compensation Components
Our annual executive compensation program is relatively simple in format and includes the following primary components:

Compensation Component	Key Characteristics	Purpose	Metrics
Base salary	Conservative level of fixed cash compensation based on responsibility and experience	Provide a fixed, baseline level of cash compensation	Skills and experience Market medians Individual performance
Annual cash incentive (annual bonus)	Annual cash payment tied to performance during the fiscal year relative to pre-established performance goals	Reward for achieving our annual financial and business goals	Operating income Operating cash flow Individual objectives
Strategic Plan Incentive Program (SPIP) Replaced in 2023 with PS-2 equity award	Medium-term cash performance opportunity	Provided a three-year, performance-based cash award	Diluted EPS
Long-term equity awards	Variable compensation comprised of performance-based restricted stock awards, stock options or a combination of the two	Align executive performance with stockholder interests and long-term goals	PS-1: ROIC PS-2: Diluted EPS
We have no formal policy for allocating compensation between long-term and short-term compensation or between cash and non-cash compensation. In February of 2023, after reviewing information provided by the outside compensation consultant, the Compensation Committee did not grant a medium-term cash performance-based opportunity under our Strategic Plan Incentive Program (SPIP) but instead issued a performance-based equity award with a similar diluted EPS CAGR three-year performance period. This change had no impact on the outstanding awards that were granted under the SPIP in 2021 and 2022 for the three-year performance periods ending December 31, 2023, and December 31, 2024.
As discussed in “Compensation Objectives and Philosophy” above, we believe that employees at senior levels should have a larger proportion of total compensation delivered through pay-for-performance cash awards and long-term equity compensation. As a result, their compensation will be more significantly impacted, both positively and negatively, by our financial performance and stockholder return. We discuss each compensation component in more detail below.
Base Salary
(Summary Compensation Table, Column 3)
Base salaries provide a fixed element of compensation and help achieve the objectives outlined above by attracting and retaining strong talent. Our plan design is for total executive compensation to be at the peer group’s median total compensation, assuming comparable performance levels. However, because of our emphasis on performance-based elements of compensation, base salaries for our NEOs have historically been substantially below market as compared to our peers.

We review salaries annually and may make adjustments in response to general changes in market pay for executive talent, changes in responsibility for individual NEOs and each NEO’s job performance over time. For fiscal 2023, the Compensation Committee and Pearl Meyer conducted a deeper study of the competitiveness of our base salaries given that for each of our NEOs, their base salaries were below or near the floor of the base salaries of executives holding comparable positions at the companies in our peer group. The committee also took into consideration individual performance and contributions, particularly in a challenging and highly competitive talent market environment. Most notably, our CEO’s base salary was below the 10th percentile and our CFO’s base salary was below the floor. In recognition of their strong and stable leadership and to narrow the gap between their base salaries and the median base salaries of the CEOs and CFOs of the companies in our peer group, the Compensation Committee determined that for our CEO and CFO, base salary increases of 43% and 50%, respectively, were appropriate. After these increases, which positioned the base salaries of our CEO and CFO just below the 25th percentile of their peers, their base salaries continue to align with our pay-for-performance philosophy, under which our NEOs’ total compensation is more heavily weighted toward the at-risk components.
The Compensation Committee further determined that for Mr. St. Romain, a base salary increase to $450,000 (a 28.6% increase) was appropriate to place him between the 25th and 50th percentile of his peers and also in recognition of his promotion to and expanded responsibilities as senior vice president, his tenure with the company and his individual performance and leadership through a period of high growth.
In February 2023, the Compensation Committee increased executive officer salaries to the following amounts:

Executive	2022 Salary	2023 Salary	Increase
Peter Arvan	$560,000	$800,000	42.9%
Melanie Hart	300,000	450,000	50.0%
Jennifer Neil	300,000	325,000	8.3%
Kenneth St. Romain	350,000	450,000	28.6%

Annual Incentive Plan
(Summary Compensation Table, Column 5)
(Grants of Plan-Based Awards, Columns 3-4)

We use an annual cash incentive award (annual bonus) to focus executive behavior on short-term goals for growth, financial performance and other specific financial and business improvement metrics. We offer our executives the opportunity to earn goal-oriented awards that are responsive to changing internal and external business conditions and objectives from year to year. Early each year, the Compensation Committee evaluates the prior year’s performance against the target goals and then approves annual bonus payments for that year and reviews and approves goals for each NEO for the current year. Annual bonus payments, if any, are normally made in late February after the end of the performance period in which the bonuses were earned.

Under our Pool Corporation Executive Officer Annual Incentive Plan (the AIP), the Compensation Committee has the discretion to structure the annual bonus program as it deems appropriate, including designing an “umbrella plan” under which one or more performance goals are established to fund a pool from which individual awards, which may be subject to additional performance criteria, are then made.

2023 Plan Design

In February 2023, the Compensation Committee established the performance metrics applicable to awards under the AIP for 2023, the target bonus payable to each NEO under the AIP, and set the maximum bonus opportunity for each NEO under the AIP at 200% of the target bonus. Similar to our 2022 plan, our Compensation Committee included return on invested capital (ROIC) as a threshold performance metric, which must be achieved in order for any payments to be made under the AIP. Under this plan design, the Company must achieve ROIC of 10% or higher for fiscal year 2023 to fund a bonus pool to satisfy annual bonus payments to all of our executive officers. Consistent with our compensation philosophy, the Compensation Committee set the 10% ROIC performance metric slightly higher than the median three-year average ROIC of the companies in our peer group. The Compensation Committee then set individual bonus metrics (described below) to determine the amounts awarded to each of our NEOs.

Our ROIC calculation numerator is net income before after-tax interest and other non-operating expenses, net, and the denominator is the sum of total long-term debt (including the current portion) and stockholders’ equity at fiscal year end. Calculated in this way, our ROIC for the year ended December 31, 2023, was 24.0%. Because our 2023 ROIC was greater than 10%, the bonus pool for 2023 under the AIP was funded.

For 2023, our NEOs’ annual bonus targets were based on the following two performance criteria categories:

▪specific financial measures (operating income and operational cash flow); and
▪other specific business objectives tailored to each NEO’s area of responsibility.

The metrics for all NEOs are designed to be challenging and encourage improvement over the status quo. For 2023, the Compensation Committee used operating income as the primary performance financial metric for annual bonuses applicable to all NEOs, as set forth in the table below. While the Compensation Committee may authorize adjustments to operating income as specified by our compensation plans, no such adjustments were made in 2023.

We believe operating income is a strong indicator of medium-term and long-term stockholder value as it has had a strong long-term correlation with our stock price over time, it is performance-based, and its use in our cash award plans supports our business goal of providing a superior return to our stockholders. Further, operating income is not impacted by tax benefits related to share-based awards or changes to federal tax rates. The Compensation Committee has evaluated whether our reliance on operating income creates unnecessary risk and does not believe that it does. The annual bonus plans for Mr. Arvan, Mrs. Hart and Mr. St. Romain also included operational cash flow as a financial metric. As explained in more detail below, the Compensation Committee authorized the use of adjusted net cash provided by operations in order to determine the achievement of this metric.

The table below sets forth the annual cash incentive target, expressed as a percentage of base salary, and the actual amounts earned for each of our NEOs under the 2023 annual bonus program.

Executive (1)	Target as a % of Base Salary(2)	Target $	Achievement as a % of Target	Award Earned
Mr. Arvan	100%	$800,000	55.0%	$440,000
Mrs. Hart	75%	337,500	66.7%	225,000
Ms. Neil	75%	243,750	66.7%	162,500
Mr. St. Romain	100%	450,000	33.0%	148,500
(1)Per the terms of his offer letter when he joined the Company in July 2023, Mr. Neff was guaranteed a bonus payout of $250,000 for the 2023 fiscal year only.
(2)The weight for each component of the annual incentive plan, expressed as a percentage of the target payout is as follows:

Executive	Consolidated Operating Income	Group Operating Income	Operating Cash Flows	Other Specific Business Objectives
Mr. Arvan	70.0%	N/A	15.0%	15.0%
Mrs. Hart	66.7%	N/A	6.7%	26.6%
Ms. Neil	66.7%	N/A	N/A	33.3%
Mr. St. Romain	55.0%	30.0%	5.0%	10.0%

For Mr. St. Romain’s annual bonus, the committee considered the structure of his plan, which was more heavily weighted toward financial measures than the other NEOs. After reviewing his calculated bonus payout, the committee increased his annual bonus payout by $50,000.

The table below sets forth the threshold, target, and maximum for each of the financial performance metrics along with the actual achievement as a percentage of the target. Payouts for each performance measure are prorated on a straight-line basis for results falling between the threshold, target, and maximum amounts. Each NEO may earn between 0% and 200% of their target cash incentive opportunities. If threshold performance goals are not achieved, the NEOs are not entitled to a payout under the AIP.

Performance Metric	Threshold (0%)	Target (100%)	Maximum (200%)	Actual Results	Payout % of Target
Operating Income (1)	$850.0	$950.0	$1,050.0	$746.6	0%
Operating Cash Flow (2)	80%	90%	100%	134.4%	200%
(1)Amounts in millions

(2)The operational cash flow measure applies only to Mr. Arvan, Mrs. Hart and Mr. St. Romain. We reported net cash provided by operations that was 169.8% of net income for the year ended December 31, 2023. For the purpose of determining the achievement of the operational cash flow measure, the Compensation Committee authorized the use of adjusted net cash provided by operations, which included the reversal of the consideration to exclude the impact of significant inventory purchases made in 2022 that allowed for improvements in gross margin and better product availability. During 2023, we reduced inventory by $225.6 million after shorter vendor lead times ensured our ability to serve customers. For determination of the performance metric, adjusted net cash provided by operations for the year ended December 31, 2023, was 134.4% of net income.
In an effort to enhance and highlight our focus on operating cash flow, the Compensation Committee provided Mr. Arvan, Mrs. Hart, and Mr. St. Romain with the ability to earn an additional incentive of 5% of base salary if the net cash provided by operations exceeded 100% of net income, provided that under no circumstances can the NEOs’ award payout exceed the maximum of 200% of the annual bonus target for any NEO. As noted above, adjusted net cash provided by operations exceeded 100% of net income, and the NEOs earned the additional 5% incentive.

Regarding other specific business objectives, each reflects operational improvements related to an NEO’s specific responsibilities and reflects our focus on continued growth and improvement in execution over our past performance. In each case, these objectives represent stretch goals that each executive may or may not be able to achieve. Mr. Arvan determines the performance of the NEOs other than himself, and the Board determines the extent to which Mr. Arvan has achieved his objectives. The table below describes the portion of each NEO’s target bonus assigned to other specific business objectives and the payout achieved for each officer.

	Other Specific Business Objectives (1)
Executive	Weight	Payout as a % of Target	Payout $
Mr. Arvan	15.0%	133%	$160,000
Mrs. Hart	26.6%	175%	$157,500
Ms. Neil	33.3%	200%	$162,500
Mr. St. Romain	10.0%	180%	$81,000

(1) The other specific business objectives for each of our NEOs were:

Mr. Arvan
▪ return on invested capital
▪ organizational planning and development
▪ specific tactical goals
Mrs. Hart
▪ other financial objectives
▪ capital resource allocation
▪ strategic planning
▪ people initiatives
Ms. Neil
▪ business development and organizational support
▪ corporate governance
▪ litigation management
▪ compliance and people initiatives
Mr. St. Romain
▪ drive strategic actions
▪ people initiatives
▪ improve customer experience

Medium-Term Cash Award
Strategic Plan Incentive Program (SPIP)
(Summary Compensation Table, Column 5)

The SPIP is a cash-based, pay-for-performance award program that links our medium-term financial performance with the total cash compensation paid to senior management. Historically, the SPIP served to complement our annual bonus program and the longer-term value creation potential provided by equity awards.

In 2023, the Compensation Committee did not grant any awards under the SPIP but rather replaced this compensation component with an equity-based performance award. This change did not affect the outstanding SPIP awards granted in 2021 and 2022 with performance periods ending in 2023 and 2024.

Cash payments to our NEOs under the SPIP are based on the three-year compound annual growth rate (CAGR) of our diluted EPS as illustrated in the table below.

Three-Year Adjusted Diluted EPS CAGR	Award Achieved	% of Salary Earned (1)(2)
5%	Threshold	50%
10%	Target	100%
20%	Maximum	200%

(1)Mr. Neff joined the Company in the second half of 2023 and thus does not have any SPIP awards outstanding.
(2)The cash award earned between the specified targets is calculated on the basis of straight-line interpolation.

The following table presents our three-year adjusted diluted EPS CAGR and corresponding payouts as a percentage of target for each of the last three fiscal years. The Compensation Committee may authorize EPS adjustments as specified under the SPIP.

Three-Year Performance Period	SPIP Payout as a Percentage of Target	Three-Year EPS CAGR
January 1, 2021 - December 31, 2023(1)	161.1%	16.1%
January 1, 2020 - December 31, 2022(2)	200.0%	46.8%
January 1, 2019 - December 31, 2021(3)	200.0%	42.4%
(1)Our diluted EPS for the year ended December 31, 2023 was $13.35. We calculated the three-year EPS CAGR using 2023 adjusted diluted EPS of $13.18, which excludes a $0.17 per diluted share tax benefit from ASU 2016-09.
(2)Our diluted EPS for the year ended December 31, 2022 was $18.70. We calculated the three-year EPS CAGR using 2022 adjusted diluted EPS of $18.43, which excludes a $0.27 per diluted share tax benefit from ASU 2016-09.
(3)Our diluted EPS for the year ended December 31, 2021 was $15.97. We calculated the three-year EPS CAGR using 2021 adjusted diluted EPS of $15.18, which excludes a $0.05 benefit from the recovery of a previously impaired note and a $0.74 per diluted share tax benefit from ASU 2016-09.
The following table presents the remaining award outstanding under the SPIP:

Grant Year	Three-Year Performance Period	Baseline EPS		EPS for Minimum Payout (5% CAGR)	EPS for Target Payout (10% CAGR)	EPS for Maximum Payout (20% CAGR)
2022	January 1, 2022 - December 31, 2024	$15.18	(1)	$17.57	$20.20	$26.23
(1)The Compensation Committee set the baseline EPS at $15.18 per diluted share, which excludes a $0.74 per diluted share tax benefit related to ASU 2016-09 and a $0.05 benefit from the recovery of a previously impaired note.

Long-Term Equity Award
(Summary Compensation Table, Column 4)
(Grants of Plan-Based Awards, Column 6)
(Outstanding Equity Awards at Fiscal Year-End)

Equity grants are a key element of our total compensation package that closely align the interests of our NEOs with those of our stockholders, create retention incentives, and reward long-term performance. In 2023, the Compensation Committee issued two types of awards to our NEOs.

PS-1 awards

Our PS-1 awards are performance-based restricted stock awards with return on invested capital (ROIC) as the performance-based vesting criterion. These shares vest 50% on the third anniversary of the grant date and 50% on the fifth anniversary of the grant date, provided that we achieve three-year average ROIC of 10%. If the performance metric fails to be met, the performance period may be extended; however, if the metric is not met by the end of the extended performance period, then all shares of performance-based restricted stock will be immediately forfeited and canceled for these grants. We believe ROIC is an important indicator of financial health and company growth and is consistent with our compensation philosophy that compensation must be linked to corporate performance. For more information on our ROIC calculation and 2023 results, please see the “Annual Incentive Plan” section above.

PS-2 awards

As previously discussed, in 2023 the Compensation Committee discontinued the use of our medium-term, cash-based performance award under the SPIP and instead granted a second equity-based performance award (PS-2 awards) to all of our NEOs, with the exception of Mr. Neff as his employment had not yet commenced at the time of the grant. Like the prior SPIP awards, the PS-2 awards are based on diluted EPS CAGR over a three-year performance period. The actual number of shares that cliff vest at end of the three-year performance-period range from 0% to 200% of the award’s target shares as noted in the table below.

Three-Year Adjusted Diluted EPS CAGR	Award Achieved	PS-2 Award Earned as a Percentage of Target(1)
5%	Threshold	50%
10%	Target	100%
20%	Maximum	200%

(1) Achievement between the specified targets is calculated on the basis of straight-line interpolation.

We continue to believe that EPS growth is one of the metrics that has shown a strong correlation with our stock price growth over the long term, and the Compensation Committee believes that while the EPS CAGR targets remain aggressive under these awards, they are reasonable and provide both a fair reward and strong upside potential for our executives.

The table below sets forth the PS-1 and PS-2 awards granted to our NEOs in 2023:

Executive	PS-1 awards ($/#)	PS-2 awards (Target $/#)
Mr. Arvan	$3,000,304 8,388	$500,051 1,398
Mrs. Hart	$750,434 2,098	$250,383 700
Ms. Neil	$472,866 1,322	$52,938 148
Mr. St. Romain	$900,663 2,518	$300,460 840
Mr. Neff	$350,445 926	-

The Committee determines individual equity grant awards based on relevant market data and each employee’s responsibilities and performance. Our restricted stock awards reward performance because vesting of the award is conditioned on our Company’s long-term performance. Restricted stock awards convey all the rights of a stockholder, including the right to vote and receive dividends, but recipients may not sell or transfer the shares until they are fully vested. Similarly, to the extent granted, we believe that stock options align executive performance with stockholder interests because employees have a vested interest in our stock performance and the option’s value only appreciates from stock price improvement after the grant date.

In 2023, the Compensation Committee allowed each of the NEOs to elect to receive his or her PS-1 equity grant in the form of performance-based restricted stock awards, stock options, or a combination of the two. As noted above, the Compensation Committee believes that both stock options and restricted stock awards are closely aligned with the interests of stockholders and by offering our NEOs this choice, it serves our objectives of retention and motivation. In 2023, each of our NEOs elected to receive 100% of their respective PS‑1 equity awards in the form of performance-based restricted stock awards.

Based on the total grant date fair value of equity-based awards granted in 2023, the equity-based awards granted to Mr. Arvan as CEO were approximately 4.6 times the average total fair value of the equity-based awards to our other NEOs in recognition of his substantially greater responsibilities and in keeping with his compensation mix. Mr. Arvan’s duties and responsibilities encompassed all aspects of our management and operations and were greater in scope and collectively more significant in nature than those of our other NEOs.

Currently, the Compensation Committee grants annual equity awards during the first quarter of each year, typically in February. This annual grant coincides with the annual performance review and compensation adjustment cycle. The Compensation Committee may also grant equity awards to employees hired during the year. As an employee’s responsibility increases, equity grants become a greater percentage of his or her total compensation, equating to more at-risk compensation for higher level employees.

Other Compensation Policies and Practices
Stock Ownership Guidelines

The Compensation Committee believes that our executives and directors should have a significant equity interest in the Company to create an owner’s perspective and to further align their interests and actions with the interests of our stockholders. Our Board maintains stock ownership guidelines that generally require within five years of appointment for NEOs or three years of appointment for directors, our NEOs and directors hold shares of Common Stock or stock equivalents with a market value as follows:

Position	Equity Ownership Guidelines
CEO	5x base salary
Vice presidents	2x base salary
Directors (other than the CEO)	3x annual cash retainer
The Compensation Committee reviews compliance with the stock ownership guidelines annually, and all NEOs and directors are presently in compliance with the guidelines.

Clawback Policy

In October 2023, our Board approved an enhanced clawback policy that is designed to comply with the latest SEC rules and NASDAQ listing standards, a copy of which is publicly filed with our Annual Report on Form 10-K and may be viewed on the Investors section of our website under the Governance tab. Under this policy, in the event of an accounting restatement resulting from material noncompliance with any financial reporting requirement under the securities laws, the Company shall seek to recover erroneously awarded incentive-based compensation previously paid to our executive officers.

Retirement and Savings Plans
(Summary Compensation Table, Column 6)
(Nonqualified Deferred Compensation)

The Pool Corporation 401(k) Plan (the 401(k) Plan), which is generally available to both management and non-management personnel, allows eligible employees to defer eligible compensation up to the Internal Revenue Code limit. For 2023, the limit was $22,500, or $30,000 for participants who attained the age of 50 during the plan year. We contribute a 100% match on the first 3% of eligible compensation deferred, a 50% match on deferrals between 3% and 5% and no match on deferrals over 5%.

The PoolCorp Nonqualified Deferred Compensation Plan (the Deferred Compensation Plan) allows certain employees who occupy key management positions (including all of the NEOs) to defer eligible cash compensation and enables participants to receive matching contributions on the same percentage of eligible compensation as offered under the 401(k) Plan. Our total Company matching contributions given to a participant under the 401(k) Plan and the Deferred Compensation Plan during any one year may not exceed 4% of a participant’s eligible cash compensation. The purpose of the Deferred Compensation Plan is to make total retirement benefits for our employees who earn over the qualified plan limits commensurate with those available to other employees as a percentage of pay.

We do not provide any defined benefit pension arrangements nor do we provide any other compensation arrangements to our NEOs other than those discussed in this proxy statement or available to all Company employees.

Perquisites
(Summary Compensation Table, Column 6)

We believe that perquisites should be limited. In line with this philosophy, our executives are offered few benefits that are not generally available to all of our employees. We provide certain employees, including the NEOs, with a company vehicle, including maintenance, insurance and fuel. We allow these employees to use their vehicles for personal and business reasons. Officers may choose to purchase their company vehicle at book value at any point. Additionally, we waive medical and dental monthly premiums for each of the NEOs. Beginning in 2023, we offer annual physicals, including comprehensive diagnostic tests, to our CEO and other officers. These tests reduce risk by identifying possible health matters for key employees, helping us to ensure that members of our executive management team are in good health and available to work. The Company does not own any aircraft or have any contract for air charter service and does not reimburse NEOs for club or like memberships. Excluding benefits available to all full-time employees, NEO benefits and other compensation represent approximately 2.0% of the NEO total compensation in the aggregate.

Other Compensation Matters

Under Mr. Arvan’s employment agreement, if the Company terminates his employment other than for cause, he will receive his base salary for a period of twelve months. The agreement also provides that Mr. Arvan may not compete with the Company for two years following the termination of his employment. Our other NEOs have also signed employment agreements, which entitle them to receive their respective base salaries for a period of six months if terminated for reasons other than cause, and which prevent them from competing with the Company for one year following such termination.

The Compensation Committee believes these provisions are necessary to recruit highly talented executives and are conservative considering current market conditions and competing businesses. Further, the Compensation Committee recognizes that these post-employment payment levels are below the general practice among comparable companies. Our NEOs are not entitled to any change of control or “parachute” payments or benefits other than accelerated vesting of their outstanding equity awards in the case of a qualifying termination within two years of a change of control as further described in the “Potential Payments Upon Termination of Employment or Change of Control” section of our Executive Compensation discussion.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION
FOR THE YEAR ENDED DECEMBER 31, 2023

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Company’s Compensation Discussion and Analysis set forth above and based on that review and discussion has recommended to the Board of Directors that such Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K and included in this Proxy Statement.

COMPENSATION COMMITTEE
Martha S. Gervasi, Chair
Debra S. Oler
Robert C. Sledd
David G. Whalen

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under such Acts.

EXECUTIVE COMPENSATION

The Summary Compensation Table below summarizes the total compensation of our NEOs in 2023.  Based on the totals of the amounts included in the 2023 Summary Compensation Table, base salary accounted for approximately 16% of the total compensation for the NEOs while our annual and medium-term cash awards accounted for approximately 31% of the total compensation for the NEOs.  As discussed in our “Compensation Objectives and Philosophy” in the CD&A above, our NEOs have a larger proportion of their total compensation opportunity delivered through pay-for-performance cash awards and long-term equity.  For example, Mr. Arvan, our CEO, had the largest proportion of total compensation delivered through pay-for-performance cash awards and long-term equity compensation.

FISCAL 2023 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Peter D. Arvan	2023	$800,000	$—	$3,500,355	$1,728,760	$74,373	$6,103,488
President and	2022	560,000	—	3,000,163	2,152,355	134,179	5,846,697
Chief Executive Officer	2021	525,000	—	2,889,832	2,100,000	60,552	5,575,384
Melanie M. Hart	2023	450,000	—	1,000,817	949,928	99,643	2,500,388
Vice President and	2022	300,000	—	599,866	987,654	59,264	1,946,784
Chief Financial Officer	2021	250,000	—	516,229	875,000	44,257	1,685,486
Jennifer M. Neil	2023	325,000	—	525,804	686,059	76,377	1,613,240
Senior Vice President, Secretary	2022	300,000	—	500,166	1,020,654	81,347	1,902,167
and Chief Legal Officer	2021	270,000	—	464,343	945,000	81,219	1,760,562
Kenneth G. St. Romain	2023	450,000	50,000	1,201,123	873,428	108,954	2,683,505
Senior Vice President	2022	350,000	—	899,800	1,188,861	112,937	2,551,598
	2021	335,000	—	877,458	1,172,500	102,867	2,487,825
Kristopher R. Neff (1)	2023	196,154	250,000	350,445	—	50,507	847,106
Vice President, Strategy and Corp. Development

(1)Mr. Neff joined the company in July 2023.

(2)Under the terms of Mr. Neff’s offer letter, he was guaranteed a minimum bonus of $250,000 for 2023.

(3)Amounts shown do not reflect compensation actually received by the NEOs. Instead, these amounts reflect the total estimated grant date fair value for the performance-based restricted stock awards granted in 2023, which is based on the closing price of our Common Stock on the date of grant in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. For more information on the stock grants awarded to our NEOs in 2023, please see the Fiscal 2023 Grants of Plan-Based Awards table below.

(4)The amounts for each NEO consist of payouts under our annual cash performance award program and our SPIP, as set forth below:

Name	Year	Annual Cash Performance Award	SPIP Payout
Mr. Arvan	2023	$440,000	$1,288,760
	2022	1,032,355	1,120,000
	2021	1,050,000	1,050,000
Mrs. Hart	2023	225,000	724,928
	2022	387,654	600,000
	2021	375,000	500,000
Ms. Neil	2023	162,500	523,559
	2022	420,654	600,000
	2021	405,000	540,000
Mr. St. Romain	2023	148,500	724,928
	2022	488,861	700,000
	2021	502,500	670,000
(5)For details of All Other Compensation, please see the table below.

Name	Year	Company Matching Contributions to Defined Contribution Plans	Vehicle (1)	Other (2)
Mr. Arvan	2023	$41,385	$17,326	$15,662
	2022	106,346	12,908	14,925
	2021	29,488	17,130	13,934
Mrs. Hart	2023	29,123	18,819	51,701
	2022	22,585	15,738	20,941
	2021	11,600	15,975	16,682
Ms. Neil	2023	53,788	8,355	14,234
	2022	49,754	18,003	13,590
	2021	45,772	23,234	12,213
Mr. St. Romain	2023	65,401	22,930	20,623
	2022	60,877	30,575	21,485
	2021	58,886	23,453	20,528
Mr. Neff	2023	6,539	—	43,968

(1)Reflects amounts related to vehicle depreciation, maintenance and insurance expenses for vehicles provided to the NEOs, which may be used for both business and personal purposes. Mr. St. Romain’s 2022 total includes $8,579 related to the sale of his company vehicle.

(2)Includes medical, dental, and disability insurance premiums, costs associated with our executive health program and the related tax gross-up amounts. Mrs. Hart’s total includes $34,400 in other compensation related to a discount on pool construction and landscape products purchased from the company in accordance with our employee discount program available to all full-time employees. Mr. Neff’s total includes $28,055 for reimbursement of his relocation costs and $14,756 for the related tax gross-up.

PAY RATIO DISCLOSURE

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees. We identified our median employee by examining the 2023 total cash compensation for all employees, excluding the CEO, who were employed by us on December 31, 2023. As permitted, we excluded certain non-U.S. employees representing less than 5% of our total employee population of approximately 6,000 at the time. Specifically, we excluded from our employee population all individuals employed in Australia (85), the United Kingdom (31), Mexico (50) and Croatia (14), totaling 180 employees, or 3% of our employee population. After identifying the median employee based on total cash compensation, we calculated the annual total compensation for this employee using the same methodology we use for our NEOs as set forth in the 2023 Summary Compensation Table above. See the table below for the results of our analysis.

Median employee annual total compensation	$51,621
Mr. Arvan annual total compensation	$6,103,488
Ratio of CEO to median employee compensation	118:1

The SEC rules permit companies to choose between different methodologies for median pay calculations. Other public companies may calculate their pay ratio differently than we do, and you should not assume that our pay ratio data is comparable to that of other companies.

The Grants of Plan-Based Awards table below sets forth information about the cash plan awards and equity plan awards to our NEOs in 2023.

FISCAL 2023 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Arvan	02/22/2023	(1)	N/A	N/A	N/A	N/A	8,388	N/A	3,000,304
	02/22/2023	(2)	N/A	N/A	N/A	699	1,398	2,796	500,051
	02/22/2023	(3)	N/A	800,000	1,600,000	N/A	N/A	N/A	N/A
Mrs. Hart	02/22/2023	(1)	N/A	N/A	N/A	N/A	2,098	N/A	750,434
	02/22/2023	(2)	N/A	N/A	N/A	350	700	1,400	250,383
	02/22/2023	(3)	N/A	337,500	675,000	N/A	N/A	N/A	N/A
Ms. Neil	02/22/2023	(1)	N/A	N/A	N/A	N/A	1,322	N/A	472,866
	02/22/2023	(2)	N/A	N/A	N/A	74	148	296	52,938
	02/22/2023	(3)	N/A	243,750	487,500	N/A	N/A	N/A	N/A
Mr. St. Romain	02/22/2023	(1)	N/A	N/A	N/A	N/A	2,518	N/A	900,663
	02/22/2023	(2)	N/A	N/A	N/A	420	840	1,680	300,460
	02/22/2023	(3)	N/A	450,000	900,000	N/A	N/A	N/A	N/A
Mr. Neff	07/25/2023	(1)	N/A	N/A	N/A	N/A	926	N/A	350,445
	07/17/2023	(4)	N/A	N/A	291,678	N/A	N/A	N/A	N/A

(1)Reflects performance-based restricted stock awards granted under our 2007 LTIP (PS-1 awards). These awards cliff vest 50% after three years and 50% after five years, in all cases subject to the achievement of applicable performance criteria. See Compensation Discussion and Analysis “Long-Term Equity Award” for a discussion of the criteria.
(2)Reflects performance-based restricted stock awards granted under our 2007 LTIP (PS-2 awards). These awards cliff vest three years after the grant date, subject to the achievement of applicable performance criteria. See Compensation Discussion and Analysis “Long-Term Equity Award” for a discussion of the criteria.
(3)Reflects grants under our annual cash bonus program. See Compensation Discussion and Analysis, “Annual Incentive Plan.” The target and maximum amounts included in this table reflect the potential payments based on 2023 performance; the actual annual performance award payment amounts for 2023 are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. The target payouts in this table reflect 100% of the 2023 base salary amount for Mr. Arvan and Mr. St. Romain and 75% of the 2023 base salary amounts for the other NEOs. The maximum potential payouts are 200% of target for each of the NEOs.
(4)Reflects a grant under our annual cash bonus program. See Compensation Discussion and Analysis, “Annual Incentive Plan.” Under the terms of Mr. Neff’s offer letter, he was guaranteed a minimum bonus of $250,000 but could receive more based on the achievement of the applicable performance metrics under the plan, up to the maximum amount reflected in the table, which has been pro-rated based on Mr. Neff’s start date. The actual annual performance award payment amount for 2023 is included in the “Bonus” column in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Arvan	02/27/19	N/A	N/A	N/A	N/A	N/A	N/A	13,000	(1)	5,183,230	(9)
	02/26/20	N/A	N/A	N/A	N/A	N/A	N/A	11,280	(2)	4,497,449	(9)
	02/24/21	N/A	N/A	N/A	N/A	N/A	N/A	8,800	(3)	3,508,648	(9)
	02/23/22	N/A	N/A	N/A	N/A	N/A	N/A	7,222	(4)	2,879,484	(9)
	02/22/23	N/A	N/A	N/A	N/A	N/A	N/A	8,388	(5)	3,344,379	(9)
	02/22/23	N/A	N/A	N/A	N/A	N/A	N/A	1,398	(6)	557,397	(9)
Mrs. Hart	02/27/14	2,500	—	58.26	02/27/24	N/A	N/A	N/A		N/A
	02/26/15	1,250	—	69.85	02/26/25	N/A	N/A	N/A		N/A
	02/25/16	2,750	—	80.78	02/25/26	N/A	N/A	N/A		N/A
	03/01/17	2,750	—	117.04	03/01/27	N/A	N/A	N/A		N/A
	02/28/18	2,500	—	138.03	02/28/28	N/A	N/A	N/A		N/A
	02/27/19	N/A	N/A	N/A	N/A	N/A	N/A	860	(1)	342,891	(9)
	02/26/20	N/A	N/A	N/A	N/A	N/A	N/A	798	(2)	318,171	(9)
	02/24/21	N/A	N/A	N/A	N/A	N/A	N/A	1,572	(7)	626,772	(9)
	02/23/22	N/A	N/A	N/A	N/A	N/A	N/A	1,444	(4)	575,737	(9)
	02/22/23	N/A	N/A	N/A	N/A	N/A	N/A	2,098	(5)	836,494	(9)
	02/22/23	N/A	N/A	N/A	N/A	N/A	N/A	700	(6)	279,097	(9)
Ms. Neil	02/27/19	N/A	N/A	N/A	N/A	N/A	N/A	1,210	(1)	482,439	(9)
	02/26/20	N/A	N/A	N/A	N/A	N/A	N/A	1,085	(2)	432,600	(9)
	02/24/21	N/A	N/A	N/A	N/A	N/A	N/A	1,414	(7)	563,776	(9)
	02/23/22	N/A	N/A	N/A	N/A	N/A	N/A	1,204	(4)	480,047	(9)
	02/22/23	N/A	N/A	N/A	N/A	N/A	N/A	1,322	(5)	527,095	(9)
	02/22/23	N/A	N/A	N/A	N/A	N/A	N/A	148	(6)	59,009	(9)
Mr. St. Romain	02/27/19	N/A	N/A	N/A	N/A	N/A	N/A	2,570	(1)	1,024,685	(9)
	02/26/20	N/A	N/A	N/A	N/A	N/A	N/A	2,153	(2)	858,423	(9)
	02/24/21	N/A	N/A	N/A	N/A	N/A	N/A	2,672	(7)	1,065,353	(9)
	02/23/22	N/A	N/A	N/A	N/A	N/A	N/A	2,166	(4)	863,606	(9)
	02/22/23	N/A	N/A	N/A	N/A	N/A	N/A	2,518	(5)	1,003,952	(9)
	02/22/23	N/A	N/A	N/A	N/A	N/A	N/A	840	(6)	334,916	(9)
Mr. Neff	07/25/23	N/A	N/A	N/A	N/A	N/A	N/A	926	(8)	369,205	(9)

(1)These shares vested on February 27, 2024.
(2)These shares will vest on February 26, 2025 if the performance-based vesting criteria is met.
(3)These shares will vest on February 24, 2026 if the performance-based vesting criteria is met.
(4)These shares will vest 50% on February 23, 2025 and 50% on February 23, 2027 if the performance-based vesting criteria is met.
(5)These shares will vest on 50% on February 22, 2026 and 50% on February 22, 2028 if the performance-based vesting criteria is met.
(6)These shares will vest on February 22, 2026 to the extent the performance-based vesting criteria is met. The target award values are specified above and attainment can vary from 0% to 200%.

(7)These shares vested 50% on February 24, 2024 and 50% will vest on February 24, 2026 if the performance-based vesting criteria is met.
(8)These shares will vest on 50% on July 25, 2026 and 50% on July 25, 2028 if the performance-based vesting criteria is met.
(9)Based on the market value of $398.71 per share of our Common Stock on December 29, 2023.

The table below summarizes the number of shares acquired and the dollar amounts realized by NEOs from the exercise of stock options and the vesting of restricted stock in 2023.

OPTION EXERCISES AND STOCK AWARDS VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)
Peter Arvan	—	$—	11,000	$3,925,460
Melanie Hart	—	—	1,297	462,409
Jennifer Neil	—	—	2,445	871,926
Kenneth St. Romain	—	—	5,152	1,837,359
Kristopher Neff	—	—	—	—

NONQUALIFIED DEFERRED COMPENSATION

Under our Deferred Compensation Plan, certain executives, including our NEOs, may elect to defer all or a portion of their base salary and annual non-equity incentive compensation. Participants choose to invest their deferrals in one or more specified investment funds. Participants may change their fund selections at any time, subject to certain limitations. The table below shows the funds available and their annual rates of return for the calendar year ended December 31, 2023 as reported by T. Rowe Price. Earnings are determined by the results of the individual investments.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Artisan International Fund	8.00%	TRP Retirement 2015 Fund	6.18%
Goldman Sachs Small Cap Value Fund	8.82%	TRP Retirement 2020 Fund	7.87%
Delaware Value Fund	7.57%	TRP Retirement 2025 Fund	6.99%
TRP Growth Stock Fund	10.98%	TRP Retirement 2030 Fund	8.76%
TRP Mid-Cap Growth Fund	12.96%	TRP Retirement 2035 Fund	7.63%
TRP Government Money Fund	4.42%	TRP Retirement 2040 Fund	9.26%
Vanguard 500 Index Fund	7.62%	TRP Retirement 2045 Fund	8.08%
TRP Small Cap Stock Fund	12.69%	TRP Retirement 2050 Fund	7.35%
JP Morgan Mid-Cap Value	11.48%	TRP Retirement 2055 Fund	7.33%
Dodge & Cox Income Fund	6.00%	TRP Retirement 2060 Fund	7.99%
TRP Retirement 2005 Fund	5.44%	TRP Retirement 2065 Fund	7.97%
TRP Retirement 2010 Fund	6.86%	TRP Value Fund	10.68%

Benefits under our Deferred Compensation Plan will be paid to our NEOs as each executive elects, but no earlier than one full year after the end of the plan year for which compensation is deferred or six months after termination of employment. However, upon a showing of financial hardship and certain other requirements, an NEO may be allowed to access funds in his or her deferred compensation account earlier than the beginning of the year following the executive’s retirement or termination. In the event of a change of control, all vested accrued benefits will automatically be accelerated and payable in full. The time and schedule of payments may also be accelerated if the participant becomes disabled, to fulfill a qualified domestic relations order, if the amount is less than $10,000 or to pay employment taxes. Benefits can be received either as a lump sum payment or in installments.

The following table summarizes the contributions and earnings for our NEOs in 2023 under our Deferred Compensation Plan.

Name	Executive Contributions in Last FY	Company Contributions in Last FY (1)	Aggregate Gains in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Peter Arvan	$197,692	$28,185	$203,264	$—	$2,044,490	(2)
Melanie Hart	22,212	15,923	7,944	—	70,438	(3)
Jennifer Neil	134,469	40,588	153,110	(136,915)	1,021,259	(4)
Kenneth St. Romain	130,801	52,201	112,038	—	1,846,768	(5)
Kristopher Neff	32,692	6,539	3,047	—	42,278
(1)These amounts are included in the Summary Compensation Table within All Other Compensation.
(2)Includes Company contributions of $94,146 in 2022 and $17,888 in 2021 disclosed in the Summary Compensation Table (All Other Compensation).
(3)Includes Company contributions of $10,385 in 2022 disclosed in the Summary Compensation Table (All Other Compensation).
(4)Includes Company contributions of $37,554 in 2022 and $34,172 in 2021 disclosed in the Summary Compensation Table (All Other Compensation).
(5)Includes Company contributions of $48,677 in 2022 and $47,286 in 2021 disclosed in the Summary Compensation Table (All Other Compensation).
POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE OF CONTROL

Effect on Outstanding Equity Awards of Termination of Employment or Change of Control

Our equity awards are subject to “double trigger” accelerated vesting upon a change of control, which is explained in more detail below.

Stock options granted to NEOs, subject to certain limitations, will:

▪immediately vest and become fully exercisable upon an executive’s death or disability;
▪immediately vest and become fully exercisable if the executive experiences a qualifying termination within two years after a change of control; a qualifying termination includes a termination by the Company without cause or a termination by the executive for good reason (which is defined as a diminution of the executive’s compensation or responsibilities, or a relocation of more than 50 miles);
▪remain exercisable and continue to vest in accordance with the original vesting schedule upon retirement (which is defined as attainment of the age of 55 years or more and continuous service to us for a period of at least ten years), provided the recipient complies with certain restrictive covenants;
▪be forfeited, whether or not then exercisable, upon termination for cause; and
▪remain exercisable for the shorter of 90 days or the remaining term upon a termination without cause, unless the Compensation Committee, in its discretion, allows the options to continue to vest in accordance with their original schedule and maintain their original termination date.

Shares of restricted stock, including performance-based restricted stock, granted to NEOs, subject to certain limitations, will:

▪fully vest upon an executive’s death or disability;
▪fully vest, with any applicable performance conditions waived, if the executive experiences a qualifying termination (as described above) within two years after a change of control;
▪continue to vest in accordance with the original vesting schedule upon retirement, provided the recipient complies with certain restrictive covenants; and
▪be forfeited upon any other termination of employment, whether voluntary or involuntary, unless the Compensation Committee, in its discretion, provides otherwise.

Under the agreements, “cause” is generally defined as the recipient’s (i) conviction of a felony or any crime or offense lesser than a felony involving the property of the Company; (ii) conduct that has caused demonstrable and serious injury to the Company, monetary or otherwise; (iii) willful refusal to perform or substantial disregard of duties properly assigned; or (iv) breach of duty of loyalty to the Company or other act of fraud or dishonesty with respect to the Company.

Assuming the executive’s termination of employment due to death or disability or a change of control and a qualifying termination occurred on December 31, 2023, the following table sets forth the value of all unvested shares of restricted stock held by the NEOs at
December 31, 2023 that would immediately vest upon such event.

	Number of Shares Unvested Awards		Value as of December 31, 2023 of Unvested Awards
Name	Option Awards	Stock Awards	Option Awards	Stock Awards (1)	Total Awards
Peter Arvan	—	51,486	$—	$20,527,983	$20,527,983
Melanie Hart	—	8,172	—	3,258,258	3,258,258
Jennifer Neil	—	6,531	—	2,603,975	2,603,975
Kenneth St. Romain	—	13,759	—	5,485,851	5,485,851
Kristopher Neff	—	926	—	369,205	369,205

(1)We calculated by multiplying the number of shares of unvested restricted stock by the closing price of our Common Stock as of December 29, 2023.
Severance Payments upon Termination without Cause

Upon termination other than for cause, Mr. Arvan is entitled to receive his base salary for a period of twelve months after termination, and the other remaining NEOs are entitled to receive their respective base salaries for a period of six months. In addition, the NEOs would also be entitled to receive reimbursement of health insurance premiums for a period of six months. Receipt of these benefits, approximating $2,500 for each NEO, is conditioned upon the executive’s execution and non-revocation of a general release of claims and his or her continued compliance with any applicable post-termination obligations.

The table below presents the cash severance that would be payable upon termination without cause to each NEO serving as of December 31, 2023.

Name	Cash Severance Payment upon Termination Without Cause
Peter Arvan	800,000
Melanie Hart	225,000
Jennifer Neil	162,500
Kenneth St. Romain	225,000
Kristopher Neff	212,500

The NEOs are not entitled to any additional compensation, perquisites or other personal benefits upon a change of control, retirement or termination, except for future payments under our 401(k) Plan and Deferred Compensation Plan.

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the tables below provide information regarding the relationship between executive compensation and our financial performance for each of the last four completed fiscal years. In determining the “compensation actually paid” to our NEOs, we are required to make various adjustments to amounts that we reported in the Summary Compensation Table, as the SEC’s valuation methods for this section differ from those required in the Summary Compensation Table. “Compensation actually paid” does not reflect value actually realized by our NEOs during the year or how the Compensation Committee evaluates compensation decisions in light of company or individual performance. Rather, “compensation actually paid” is an amount calculated under SEC rules and includes, among other things, year-over-year changes in the value of unvested equity awards. The table below summarizes compensation values both previously reported in our Summary Compensation Table, as well as the adjusted values required in this section for the 2023, 2022, 2021 and 2020 fiscal years. Note that for our NEOs other than our principal executive officer (the PEO), compensation is reported as an average.

Pay versus Performance Table

					Value of Initial $100 investment based on:
Year	Summary Compensation Table (SCT) Total for PEO	Compensation Actually Paid (CAP) to PEO(1)	Average SCT Total for Non-PEO NEOs(2)	Average CAP to Non-PEO NEOs	POOL Total Shareholder Return (TSR)	S&P 500 Index TSR	Net Income (GAAP) Reported	Adjusted Diluted Earnings per Share(3)
2023	$6,103,488	$10,653,040	$1,911,059	$2,453,933	$195.05	$157.60	$523,229	$13.18
2022	5,846,697	(6,623,441)	1,818,217	(865,205)	146.09	124.79	748,462	18.43
2021	5,575,384	17,440,932	1,982,103	4,184,316	270.70	152.39	650,624	15.18
2020	5,057,337	13,029,242	2,283,466	5,607,994	176.95	118.40	366,738	8.42

(1) For each fiscal year included in the table, Peter D. Arvan served as our PEO. The following table details the amounts we deducted or added to Mr. Arvan’s total compensation as reflected in the Summary Compensation Table to arrive at compensation actually paid referenced in this table.

Year	(SCT) Total for PEO	Less: Reported Value of Equity Awards	Fair Value (FV) at 12/31 of Unvested Equity Awards Granted During the Year(4)	Year-Over-Year Change in FV of Equity Awards Granted in Prior Years that Vested in Year(4)	Year-Over-Year Change in FV of Unvested Equity Awards Granted in Prior Years(4)	Dividends Paid on Unvested Awards	CAP to PEO
2023	$6,103,488	$(3,500,354)	$3,344,379	$599,830	$3,884,307	$221,390	$10,653,040
2022	5,846,697	(3,000,163)	2,183,427	(225,776)	(11,622,574)	194,948	(6,623,441)
2021	5,575,384	(2,889,832)	4,980,800	—	9,600,503	174,077	17,440,932
2020	5,057,337	(2,481,713)	4,201,800	—	6,138,200	113,618	13,029,242

(2) The following table details the average amounts we deducted or added to the non-PEO NEOs’ average total compensation as reflected in the Summary Compensation Table to arrive at the average compensation actually paid referenced in this table. The non-PEO NEOs for each year reported are as follows:

•2023: Melanie Hart, Jennifer Neil, Kenneth St. Romain and Kristopher Neff
•2022: Melanie Hart, Jennifer Neil, Kenneth St. Romain and Jeffrey Clay
•2021: Melanie Hart, Jennifer Neil, Kenneth St. Romain, Jeffrey Clay and Mark Joslin
•2020: Mark Joslin, A. David Cook, Jennifer Neil and Kenneth St. Romain

Year	Average SCT Total for Non-PEO NEOs	Less: Average Reported Value of Equity Awards	Average FV at 12/31 of Unvested Equity Awards Granted During the Year(4)	Year-Over-Year Average Change in FV of Equity Awards Granted in Prior Years that Vested in Year(4)	Year-Over-Year Average Change in FV of Unvested Equity Awards Granted in Prior Years(4)	Average FV of Forfeited Equity Awards Granted in Prior Years(4)	Average Dividends Paid on Unvested Awards		Average CAP to Non-PEO NEOs
2023	$1,911,059	$(769,547)	$684,186	$135,758	$461,371	$—	$31,106		$2,453,933
2022	1,818,217	(625,000)	363,854	(317,677)	(1,593,663)	(541,096)	30,160	—	(865,205)
2021	1,982,103	(637,865)	1,099,398	(190,342)	1,897,400	—	33,622		4,184,316
2020	2,283,466	(823,113)	1,393,616	28,745	2,678,407	—	46,873		5,607,994

(3) The table below reconciles diluted earnings per share to adjusted diluted earnings per share for each of the years presented.

	Year Ended December 31,
	2023	2022	2021	2020
Diluted EPS	$13.35	$18.70	$15.97	$8.97
ASU 2016-09 tax benefit	(0.17)	(0.27)	(0.74)	(0.70)
Adjusted diluted EPS without ASU 2016-09 tax benefit	13.18	18.43	15.23	8.27
After-tax (recovery) impairment charges	—	—	(0.05)	0.15
Adjusted diluted EPS without ASU 2016-19 tax benefit and after-tax (recovery) impairment charges	$13.18	$18.43	$15.18	$8.42

(4) In determining the fair value of unvested equity awards, for our PS-1 awards we applied the same methodology used to determine grant date fair value of equity awards for purposes of SCT reporting but calculated as of the last day of the year or applicable vesting date, with no material changes to the underlying assumptions for any of the awards since grant date. For the PS-2 awards granted in February 2023, as of December 31, 2023, we do not expect these awards to vest and, accordingly, assigned a value of zero to those awards.

2023 Performance Measures
As described in greater detail in “Compensation Discussion and Analysis,” our executive compensation program reflects a pay-for-performance philosophy. The table below lists the four financial metrics that our Compensation Committee identified as the most important performance measures in their compensation-setting process for our NEOs.

Financial Performance Measure
Adjusted diluted EPS
Cash provided by operations
Operating income
Return on invested capital

Relationship between Compensation Actually Paid and Performance
The graphs below show the relationship of “compensation actually paid” to our PEO and other NEOs to (i) TSR of both our company and the S&P 500 Index, (ii) our net income and (iii) our adjusted diluted EPS.

DIRECTOR COMPENSATION

The many responsibilities and risks of serving as a director of a public company require that we provide adequate compensation in order to attract and retain highly qualified and productive directors. Our directors play an important role in guiding our strategic direction and overseeing our management.
We intend to compensate our non-executive directors at a level that approximates median market practice. The Compensation Committee regularly reviews the components and amounts of non-employee director compensation, periodically retaining an independent compensation consultant to assist with its review. In benchmarking director pay, the Compensation Committee uses the same group of companies used to benchmark executive compensation, as described earlier in the “Compensation Discussion and Analysis” section of this proxy statement.
In May 2023, following their review of non-executive director compensation compared to the peer group, which included a review by Pearl Meyer in the fall of 2022, the Compensation Committee updated the program to more closely align our director compensation with peer group practices. The following changes went into effect following the 2023 Annual Meeting:
•the annual cash retainer for our non-employee directors increased from $75,000 to $85,000;
•the additional annual cash retainer paid to our chairman increased from $80,000 to $135,000;
•the annual Audit Committee chair fee increased from $20,000 to $25,000;
•the annual Audit Committee member fee increased from $10,000 to $10,500; and
•the annual Compensation Committee chair increased from $15,000 to $20,000.

The table below outlines the current annual compensation program for our non-employee directors.

Compensation Element	Amount
Non-employee director cash retainer	$85,000
Additional chairman cash retainer	135,000
Audit Committee chair	25,000
Compensation Committee chair	20,000
Nominating and Corporate Governance chair	15,000
Strategic Planning chair	15,000
Audit Committee member	10,500
Compensation Committee member	10,500
Nominating and Corporate Governance member	7,500
Strategic Planning member	7,500
Director equity grant	125,000

Our directors do not receive separate per meeting fees for attending Board or committee meetings, but we do reimburse them for reasonable out-of-pocket expenses they incur to attend Board and committee meetings and director education programs.
All non-employee directors receive an annual equity award valued at $125,000 and may also elect to receive equity grants in lieu of their cash compensation. In 2023, each director was permitted to elect to receive his or her annual equity compensation in the form of (i) 925 stock options with an exercise price equal to our Common Stock’s closing price on the grant date; or (ii) 356 shares of restricted stock. The annual equity awards are granted on the date of the annual meeting of stockholders and, except under certain limited circumstances, the stock options and restricted stock vest no earlier than one year after the grant date, and any options granted are exercisable for up to ten years after the grant date. All of our directors elected to receive his or her 2023 equity compensation in the form of restricted stock awards, except Mr. Perez de la Mesa who chose to receive his 2023 equity compensation in the form of stock options.
The table below summarizes the compensation we paid to our non-executive directors during the year ended December 31, 2023.

Director	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Total
Martha Gervasi	$106,000	$125,212	$—	$231,212
Timothy Graven (2)	34,167	—	—	34,167
James Hope	106,667	125,212	—	231,879
Debra Oler	104,667	125,212	—	229,879
Manuel Perez de la Mesa	81,667	—	125,125	206,792
Carlos Sabater	100,500	125,212	—	225,712
Harlan Seymour (2)	65,625	—	—	65,625
Robert Sledd	102,500	125,212	—	227,712
John Stokely	206,667	125,212	—	331,879
David Whalen	116,667	125,212	—	241,879

(1)Amounts shown do not reflect compensation actually received by the directors. Instead, these amounts reflect the estimated fair value of the awards on the grant date.
(2)Mr. Graven and Mr. Seymour retired effective May 2023 immediately following the annual meeting.
As of December 31, 2023, stock awards and stock options outstanding for each non-executive director included the following:

Director	Stock Awards Outstanding	Options Outstanding	Options Exercisable
Ms. Gervasi	356	—	—
Mr. Hope	356	—	—
Mrs. Oler	356	—	—
Mr. Perez de la Mesa	—	147,349	146,424
Mr. Sabater	356	—	—
Mr. Sledd	356	1,654	1,654
Mr. Stokely	356	—	—
Mr. Whalen	356	—	—

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our policy for transactions with related persons is included within our Audit Committee Charter. Our Audit Committee Charter requires that the Audit Committee review and approve all related person transactions of the type that would be required to be disclosed in this proxy statement and as may otherwise be required by Nasdaq.

The Audit Committee was not requested to, and did not approve, any such transactions in fiscal year 2023.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF POOL CORPORATION
FOR THE YEAR ENDED DECEMBER 31, 2023
The Audit Committee reviews the Company’s accounting and financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls over financial reporting.

In this context, the Audit Committee has met and held discussions with management, the Company’s internal auditors and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

In addition, the Audit Committee has discussed with the Company’s independent registered public accounting firm the firm’s independence from the Company and management and has received the written disclosures and letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee has discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC. The Audit Committee has also approved the selection of the Company’s independent registered public accounting firm for the 2024 fiscal year.

AUDIT COMMITTEE
James D. Hope, Chair
Carlos A. Sabater
Robert C. Sledd
David G. Whalen

The Audit Committee Report set forth above shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under such Acts.

PROPOSAL TO RATIFY THE RETENTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Audit Committee has approved the retention of Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024, and recommends the ratification of such retention by the stockholders. The Audit Committee reviews the performance of the independent registered public accounting firm annually. If the stockholders do not ratify the selection of EY, the Audit Committee will reconsider this appointment. Even if our stockholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.

We expect representatives of EY will be present at the Annual Meeting, with the opportunity to make any statement they desire at that time and to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter is required for ratification of the retention of EY as the Company’s independent registered public accounting firm.

The Board of Directors unanimously recommends that you vote FOR the ratification of the retention of EY as our independent registered public accounting firm for fiscal year 2024.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees for professional audit services rendered by EY for the audit of the Company’s annual financial statements for the years ended December 31, 2023 and 2022, and fees billed for other services rendered by EY.

	2023	2022
Audit fees (1)	$1,441,234	$1,381,418
Tax fees (2)	5,199	4,634
Total	$1,446,433	$1,386,052

(1)Audit fees pertain to the audit of the financial statements included in our Annual Report on Form 10-K, the audit of our internal control over financial reporting and the review of the financial statements included in our Quarterly Reports on Form 10-Q. Audit fees for both years also include services for the statutory audits of certain of our international operations.

(2)Tax fees relate to tax compliance fees billed in 2023 and 2022.
The Audit Committee preapproves all audit and permissible non-audit services before such services begin. Mr. Hope, Audit Committee Chair, has the delegated authority to preapprove such services, and these preapproval decisions are presented to the full Audit Committee at the next scheduled meeting. During fiscal years 2023 and 2022, the Audit Committee and/or the Audit Committee Chair preapproved 100% of the services performed by EY. You can read the Procedures for Pre-approval of Services by the Company’s Independent Audit Firm on our website at www.poolcorp.com under the “Investors” tab section under the “Governance” link.

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
(Proposal 3)

In accordance with Section 14A of the Exchange Act, we are asking stockholders for their non-binding advisory approval (also called a “say-on-pay” vote) of the compensation of our Named Executive Officers (NEOs) as described earlier in detail under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

Our executive compensation program is designed to attract, motivate and retain our NEOs in a way that rewards performance and is linked to attaining our strategic goals and sustained increases in stockholder value. We believe that our executive compensation program reflects an overall pay-for-performance culture, which is strongly aligned with the long-term interests of our stockholders. Over the past four years, our business has experienced significant, but not linear, growth. In 2023, net sales decreased 10% (but grew at a compound annual growth rate (CAGR) of 15% from 2019 to 2023) while operating income for the year decreased 27% (with a four-year CAGR of 22%). Overall, incentive award payouts for 2023 were lower than 2022, which demonstrates the strong linkage between pay and performance created by the Company’s executive compensation structure and incentive plan designs. Our total stockholder return over the prior 1, 3, 5 and 10 year periods was 33%, 10%, 179% and 623%, respectively.

By design, our NEOs’ compensation is more performance-weighted than compensation paid to similarly-situated executives at our peer companies. Under our compensation plans, above market stockholder returns correlate with above market compensation and below market stockholder returns correlate with below market compensation. In this regard, our NEOs’ primary fixed component of compensation, base salary, is below the median of peer group salaries for similar positions.

We believe that performance-based compensation with both short-term and long-term components serve to align executive interests with long-term stockholder interests while mitigating the motivation to take undue risk in the management of the business. Under our program, our performance impacts both short-term and long-term compensation, as superior performance will result in additional compensation through our annual cash performance program and increased value of our equity grants over the long term.  Our goal is for the portion of compensation that is at-risk (both short-term and long-term) to constitute a substantial and meaningful portion of total compensation for each executive and for sustained long-term growth to result in the greatest compensation opportunities.

At our 2023 annual meeting of stockholders, our stockholders overwhelmingly approved our executive compensation by 97.3%.
We are asking stockholders to vote FOR the approval of the compensation paid to the Company’s NEOs as disclosed in this proxy statement. This vote is intended to address the overall 2023 compensation of the NEOs and the philosophy, policies and practices described in this proxy statement rather than any specific item of compensation.

The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the matter is required to approve, on an advisory basis, the 2023 compensation of the NEOs as described in this proxy statement. While this say-on-pay vote is advisory and therefore non-binding, our Board and the Compensation Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding executive compensation.

The Board of Directors unanimously recommends that you vote FOR the advisory approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

STOCKHOLDER PROPOSALS AND BOARD NOMINATIONS
To be considered for inclusion in the proxy materials related to our 2025 annual meeting of stockholders, we must receive stockholder proposals no later than November 28, 2024. If such proposal is timely received and in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders.
In addition, our Bylaws provide that in connection with an annual meeting of stockholders, a stockholder, or a group of up to 20 stockholders, owning 3% or more shares of our common stock continuously for the prior three years, may nominate and include in our proxy materials stockholder nominees for election to the Board constituting the greater of two stockholder nominees or 20% of the total number of directors in office (rounded down to the nearest whole number, which currently equates to one director based on our current nine-member Board), subject to compliance with the requirements set forth in the Bylaws. For our 2025 annual meeting of stockholders, the Company’s corporate secretary must receive written notification in compliance with our Bylaws no earlier than October 29, 2024 and no later than November 28, 2024.
Our Bylaws also require that any stockholder who desires to nominate a director or present a proposal before the 2025 annual meeting, but does not wish to have it included in our proxy statement, must notify the Company’s corporate secretary no earlier than July 1, 2024 and no later than November 28, 2024. The notice must include the information required under our Bylaws.
In addition to satisfying the requirements under our Bylaws, stockholders who intend to solicit proxies in support of director nominees other than our nominees must comply with the additional requirements of Rule 14a-19(b) under the Exchange Act to comply with the SEC’s universal proxy rules. The requirements under the universal proxy rules are in addition to the applicable procedural requirements under our Bylaws described above.

By Order of the Board of Directors,
Jennifer M. Neil
Corporate Secretary

Covington, Louisiana
March 28, 2024

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. Eastern Time on April 30, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/POOL2024

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

POOL CORPORATION 109 NORTHPARK BLVD. COVINGTON, LA 70433
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on April 30, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
POOL CORPORATION

The Board of Directors recommends you vote FOR each of the following nominees:
1.	Election of Directors	For	Against	Abstain
	Nominees:				The Board of Directors recommends you vote FOR Proposals 2 and 3.
	1a. Peter D. Arvan	☐	☐	☐			For	Against	Abstain
	1b. Martha “Marty” S. Gervasi	☐	☐	☐	2.	Ratification of the retention of Ernst & Young LLP, certified public accountants, as our independent registered public accounting firm for the 2024 fiscal year.	☐	☐	☐
	1c. James “Jim” D. Hope	☐	☐	☐	3.	Say-on-pay vote: Advisory vote to approve the compensation of our named executive officers as disclosed in the proxy statement.	☐	☐	☐
	1d. Debra S. Oler	☐	☐	☐
	1e. Manuel J. Perez de la Mesa	☐	☐	☐	Note: Such other business as may properly come before the meeting or any adjournment thereof.
	1f. Carlos A. Sabater	☐	☐	☐
	1g. John E. Stokely	☐	☐	☐
	1h. David G. Whalen	☐	☐	☐

Please date and sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

POOL CORPORATION
2024 ANNUAL MEETING OF STOCKHOLDERS
WEDNESDAY, MAY 1, 2024 AT 9:00 AM EASTERN TIME AT
  www.virtualshareholdermeeting.com/POOL2024

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
POOL CORPORATION

We cordially invite you to virtually attend the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of Pool Corporation, which will be held on Wednesday, May 1, 2024, at 9:00 AM Eastern Time. The Annual Meeting will be held in a virtual meeting format only. You will not be able to physically attend the Annual Meeting. You will be able to attend the Annual Meeting, vote and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/POOL2024, entering the 16-digit control number included on your proxy card, and following the instructions for participation and voting.

The undersigned hereby appoints Jennifer M. Neil and Melanie M. Hart, or either of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this proxy card and, in their discretion, on all other matters which may properly come before the meeting, all shares of Common Stock of Pool Corporation held of record by the undersigned on March 14, 2024, at the Annual Meeting to be held on May 1, 2024, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed but no directions are given, this proxy will be voted FOR the election of each director nominee named on the reverse side and FOR proposals 2 and 3. The proxy holders named above will vote as recommended by the Board of Directors on any other matter that may properly come before the meeting.

Continued and to be signed on the reverse side